UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant To Section 14(a) Of The

Securities Exchange Act Of 1934

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The New Home Company Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2020

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of The New Home Company Inc. to be held on June 9, 2020 at 8:30 a.m. local time, at The New Home Company's Inc.'s corporate office, located at 85 Enterprise, Suite 450, Aliso Viejo, CA 92656.

Although we intend to hold the Annual Meeting in person, we are actively monitoring the public health and travel concerns of our stockholders, directors and employees in light of novel corona virus COVID-19, as well as the related protocols that federal, state and local governments may impose. As part of our precautions, we may consider the possibility of changing the location of the Annual Meeting and/or holding a virtual meeting by means of remote communication. We will announce any alternative arrangements for the annual meeting as promptly as practicable if a decision is made to change the location of the Annual Meeting and/or hold a virtual meeting. If you are planning to attend our meeting, please check the "Investors" section on our website at https://www.NWHM.com. For those who do attend the meeting in person, we will observe proper social distancing protocol consistent with guidelines in effect at the time of our Annual Meeting.

Our Annual Meeting is being held for the following purposes: (i) to elect each of H. Lawrence Webb and Paul C. Heeschen as Class III directors to serve for a three-year term expiring at our 2023 annual meeting of stockholders; (ii) to seek an advisory vote on the compensation paid to the Company’s named executive officers (commonly referred to as "Say on Pay"); (iii) to seek an advisory vote on the frequency of future "Say on Pay" advisory votes; (iv) to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2020; and (v) to transact such other business as may properly come before the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders and proxy statement describe these matters. We urge you to read this information carefully.

Our Board of Directors unanimously believes that (i) the election of its two nominees to serve as our directors, (ii) the approval, on an advisory basis of the compensation paid to the Company's named executive officers ("Say on Pay"), (iii) the approval, on an advisory basis, of a one year frequency of future "Say on Pay" advisory votes, and (iv) the ratification of our Audit Committee’s selection of KPMG LLP are in the best interests of the Company and our stockholders, and, accordingly, recommends a vote "FOR" the election of each of H. Lawrence Webb and Paul C. Heeschen, a vote "FOR" the compensation paid to the Company's named executive officers, a vote of "ONE YEAR" for frequency of future "Say on Pay" votes, and a vote "FOR" the ratification of the selection of KMPG LLP as our independent registered public accounting firm for 2020.

Your vote is important and it is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting.

Thank you for your continued interest in and support of The New Home Company.

Sincerely,

Leonard S. Miller
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2020

To our stockholders:

The 2020 Annual Meeting of Stockholders of The New Home Company Inc. will be held on June 9, 2020 at 8:30 a.m. local time, at The New Home Company Inc.'s corporate office, located at 85 Enterprise, Suite 450, Aliso Viejo, CA 92656 (the "Annual Meeting") for the following purposes:

1.

To re-elect each of H. Lawrence Webb and Paul C. Heeschen to the Board of Directors for a three-year term expiring at the 2023 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. Both individuals so nominated and named in the proxy statement are currently members of the Board of Directors.

2.	To seek an advisory vote on the compensation paid to the Company’s named executive officers (commonly referred to as "Say on Pay").
3.	To seek an advisory vote on the frequency of future "Say on Pay" advisory votes.
4.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020.
5.	To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

The proxy statement accompanying this notice describes each of these items of business in more detail.

Our Board of Directors has fixed the close of business on April 13, 2020 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting and only record holders of common stock at the close of business on that day will be entitled to vote. In order to constitute a quorum for the conduct of business at the Annual Meeting, holders of a majority of all outstanding shares of Common Stock of the Company must be present in person or represented by proxy.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to submit your proxy or voting instruction form as soon as possible using one of the following methods: (i) by granting your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or voting instruction form previously mailed to you; or (ii) if you are receiving a paper copy of the proxy statement, by signing, dating and returning by mail the proxy card or voting instruction form provided to you or following the voting instructions on the proxy card or voting instruction form, as applicable.

By order of the Board of Directors,

Miek D. Harbur, Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Stockholders to be Held on June 9, 2020. The Notice of Annual Meeting of Stockholders, the Proxy Statement, our 2019 Annual Report and a sample proxy card are available at www.proxyvote.com.

THE NEW HOME COMPANY INC., 85 Enterprise, Suite 450, Aliso Viejo, California 92656

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2020

THE NEW HOME COMPANY INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 9, 2020

 INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the board of directors (our "Board") of The New Home Company Inc., a Delaware corporation (the "Company"), for use at our 2020 Annual Meeting of Stockholders to be held June 9, 2020 at 8:30 a.m. local time, at The New Home Company Inc.'s corporate office, located at 85 Enterprise, Suite 450, Aliso Viejo, CA 92656, or at any continuation, postponement or adjournment thereof (the "Annual Meeting"), for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy of the proxy materials by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 28, 2020, we intend to make this proxy statement available on the Internet, and on or before April 28, 2020, we intend to mail the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement and our Annual Report, together with a proxy card to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy materials. This means that only one copy of our proxy materials or the Notice, as applicable, may have been sent to multiple stockholders in the same house. We will promptly deliver a separate Notice and, if requested, a separate proxy statement and annual report, to each stockholder that makes a request using the procedure set forth on the Notice.

On January 30, 2014, The New Home Company LLC ("TNHC LLC") converted into a Delaware corporation and was renamed The New Home Company Inc., which we refer to as our formation transaction. As used in this proxy statement, unless the context otherwise requires or indicates, references to "the Company," "our Company," "we," "our," and "us" (1) for periods prior to the completion of our formation transaction, refer to TNHC LLC and its subsidiaries and affiliates, and (2) following the completion of our formation transaction, refer to The New Home Company Inc. and its subsidiaries.

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Stockholders to be Held on June 9, 2020.

The Notice of Annual Meeting of Stockholders, this proxy statement, our 2019 Annual Report (the "Annual Report") and a sample proxy card are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on April 13, 2020. At the close of business on April 13, 2020, 18,727,165 shares of our common stock were outstanding and entitled to vote. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

Any stockholder as of the record date may vote by attending the Annual Meeting and voting in person, or by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in "street name."

Record Holders. If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. You may request paper copies of the proxy statement, Annual Report and proxy card by following the instructions on the Notice. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.

Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone or by mail. In addition, you may request paper copies of the proxy statement and voting instruction form from your broker by following the instructions on the notice provided by your broker.

Stockholders may provide voting instructions by telephone by calling toll free 1-800-690-6903 from the U.S. or Canada, or via the internet at www.proxyvote.com at any time before 11:59 p.m. Eastern Time on June 8, 2020. Telephone and internet voting access is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on June 8, 2020. Please have your notice and proxy control number in hand when you telephone or visit the website. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card or voting instruction form by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy or voting instruction form and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If, as a record holder, you do not indicate your voting directions on your signed proxy, your shares will be voted according to the recommendation of our Board, as follows:

•	"FOR" the election of H. Lawrence Webb and Paul C. Heeschen to the Board for a three-year term expiring at our 2023 annual meeting of stockholders,

•	"FOR" the approval, on an advisory basis, of the compensation of the Company’s named executive officers ("Say on Pay"),

•	"ONE YEAR" frequency of future stockholder "Say on Pay" advisory votes ("Say on Frequency"), and

•	"FOR" the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020.

The proxy gives each of Leonard S. Miller and John M. Stephens discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting and any continuation, postponement or adjournment of the Annual Meeting. If you hold your shares in street name and do not give direction to your broker on how to vote your shares, your broker does not have authority to vote on the election of the directors, Say on Pay or Say on Frequency. Your broker does have discretion to vote on the ratification of the selection of the independent auditors.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;
•	authorizing another proxy by telephone or over the Internet (your most recent telephone or Internet authorization will be used); or
•	attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not, by itself, revoke a proxy. Written notices of revocation and other communications with respect to the revocation of the Company proxies should be addressed to the mailing address of our principal executive offices:

The New Home Company Inc.

85 Enterprise, Suite 450

Aliso Viejo, California 92656

Attn: Secretary

If your shares are held in "street name," you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See "Voting in Person" below regarding how to vote in person if your shares are held in street name.

Attending the Annual Meeting

Stockholders who wish to attend the Annual Meeting will be required to present: (1) verification of ownership of our common stock, such as a bank or brokerage firm account statement and (2) a valid government-issued picture identification, such as a driver’s license or passport. Directions to the Annual Meeting are available at www.proxyvote.com.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

In accordance with recommendations from the Centers for Disease Control and local and state officials, we will require any attendees to wear a face covering prior to entry to the meeting. The Annual Meeting will be held in our largest open area in our corporate offices with social distancing being observed. We ask that you please consider others and do not enter the meeting if you have symptoms of COVID-19, such as fever or cough. We will have hand sanitizer and sanitizing wipes available on site. As noted in our cover letter to this Proxy Statement, we are monitoring the situation with COVID-19 and if we believe it is necessary, will change to holding a virtual meeting by means of remote communication. However, at this time, we still plan to hold our Annual Meeting at our corporate offices subject to the foregoing guidelines.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in "street name," which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the Annual Meeting.

Quorum and Votes Required

At the close of business on April 13, 2020, 18,727,165 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the Annual Meeting.

Quorum. A majority in voting power of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Shares of common stock held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker "non-votes" will be counted as present for purposes of determining a quorum.

Broker Non-Votes and Abstentions. Brokers or other nominees who hold shares of common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, without specific instruction from the beneficial owner, brokers or other nominees are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters which are considered to be "non-routine." These non-voted shares are referred to as "broker non-votes." Only Proposal 4 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors), Proposal 2 ("Say on Pay") and Proposal 3 ("Say on Frequency") are considered non-routine matters, and without your instruction, your broker or other nominee cannot vote your shares. Broker non-votes are not considered as having voted for purposes of determining the outcome of a vote. Abstentions may be specified for Proposals 2, 3 and 4 (Say on Pay, Say on Frequency and ratification of the appointment of our independent registered public accounting firm) and your vote may be "withheld" in the election of directors. Stockholder approval of each proposal requires the following votes:

•

Proposal 1 - Election of Directors. Directors will be elected by a plurality of the votes cast. Thus, the two nominees receiving the highest number of shares voted "for" their election will be elected. Withheld votes will not be counted in determining which nominees received a plurality of votes cast. Brokers do not have discretionary authority to vote on the election of directors. Broker non-votes will not affect the outcome of the election of directors.

•	Proposal 2 - "Say on Pay". The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement. Abstentions will have the same effect as voting against this proposal because they represent shares present in person or by proxy and entitled to vote. Broker non-votes will not effect the outcome of the say on pay vote.

•	Proposal 3 - "Say on Frequency". Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. The voting frequency option that receives the highest number of votes cast by stockholders will be deemed the preferred frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Consistent with current Securities Exchange Act of 1934, as amended (“Exchange Act”) rules, our proxies will have discretionary authority to vote in accordance with the Board’s recommendation for proxy cards that are returned with no selection made relating to this proposal. Because the advisory vote on the frequency of future say-on-pay votes is advisory and not binding on the Company or the Board, the Board may decide that it is in the best interest of the Company and its stockholders to hold an advisory vote on future say on pay votes more or less frequently than the option indicated by our stockholders.

•

Proposal 4 - Ratification of the Selection of Our Independent Auditors. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of KPMG LLP as our independent auditors (meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted "for" the proposal for it to be approved). Abstentions will have the same effect as voting against this proposal because they represent shares present in person or by proxy and entitled to vote. Brokers have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on this proposal.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation by mail, the Company, our officers, employees and agents may solicit proxies by telephone, by facsimile, electronically, including by email or in person for which they will receive no additional compensation. We do not expect to use a proxy solicitor to assist in the solicitation of proxies at this year’s annual meeting. Copies of solicitation materials will be furnished to banks, brokers, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by our stockholders, so they may forward the solicitation materials to the beneficial owners and secure those beneficial owners’ voting instructions. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at our corporate headquarters offices located at 85 Enterprise, Suite 450, Aliso Viejo, California 92656 for the ten days prior to the annual meeting, and also at the Annual Meeting.

Explanatory Note

In June 2018, the Securities and Exchange Commission (the "SEC") revised its definition of "smaller reporting company" by, among other things, increasing the public float test to qualify as a "smaller reporting company" as defined in Item 10(f) of Regulation S-K of the Securities Act of 1933.  We take advantage of certain exemptions from various reporting requirements that apply to companies that are not "smaller reporting companies," including reduced disclosure about our executive compensation arrangements and exemption from being required to include a Compensation Discussion and Analysis section in this proxy statement. We may continue to utilize some or all of the exemptions available to smaller reporting companies until such time that we are no longer a smaller reporting company. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you invest.

We previously took advantage of the exemption from the requirement to seek non-binding advisory votes on executive compensation by virtue of our previous "emerging growth company" status.  We ceased to be an "emerging growth company" on December 31, 2019. Accordingly, this year is the first time we have sought non-binding advisory votes on executive compensation ("Say on Pay") and the frequency of "Say on Pay" votes.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure and Nominees

Our Board currently consists of eight directors. The directors are divided into three classes; Class I, Class II, and Class III. Each director serves a term of three years. At each Annual Meeting, the term of one class expires. The class of directors with a term expiring at this Annual Meeting, Class III, consists of two directors.

Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated H. Lawrence Webb and Paul C. Heeschen for election as Class III directors to the Board at the Annual Meeting. If elected, each director nominee would serve a three-year term expiring at the close of our 2023 Annual Meeting, or until their successors are duly elected. H. Lawrence Webb and Paul C. Heeschen currently serve on our Board. Biographical information on each of the nominees is furnished below under "Director Biographical Information."

The Company is party to an investor rights agreement (as amended, the "Investor Rights Agreement") with IHP Capital Partners VI, LLC ("IHP") and each of H. Lawrence Webb, Wayne Stelmar, Joseph Davis and Thomas Redwitz. Pursuant to the Investor Rights Agreement, IHP has the right to designate one individual for nomination and election to our Board for as long as IHP owns 4% or more of our then-outstanding common stock (excluding shares of common stock that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). IHP has also agreed to vote all shares of our common stock that it owns in favor of Messrs. Webb, Stelmar or Berchtold (or, if at that time nominated as a director, Messrs. Davis or Redwitz) in any election in which Messrs. Webb, Stelmar or Berchtold (or, as the case may be, Messrs. Davis or Redwitz) was a nominee, and each of Messrs. Webb, Stelmar, Davis and Redwitz agreed to vote all shares of our common stock that he owns in favor of each nominee designated by IHP in any election of directors in which such a designee was a nominee.  Douglas C. Neff is the nominee designated by IHP.

Set forth below is information as of April 13, 2020 regarding each of our directors, including each director nominee. Dates of service prior to January 30, 2014 relate to service on the board of managers of TNHC LLC.

Name	Age	Position	Class	Director Since	Term Expires
H. Lawrence Webb	71	Executive Chairman of the Board	III	2010	2020
Paul C. Heeschen(1)(3)(4)	63	Director	III	2014	2020
Gregory P. Lindstrom(2)(3)(4)	66	Director	I	2014	2021
Cathey Lowe(1)(2)(4)	66	Director	I	2014	2021
Douglas C. Neff	71	Director	I	2014	2021
Sam Bakhshandehpour(1)(2)(4)	44	Director	II	2014	2022
Michael Berchtold(3)	56	Lead Independent Director	II	2014	2022
Wayne Stelmar	65	Director	II	2010	2022

 _________________

(1)    Current member of our Audit Committee

(2)    Current member of our Compensation Committee

(3)    Current member of our Nominating and Corporate Governance Committee

(4)    Current member of our Related Party Review Committee

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" BOTH OF THE TWO NAMED DIRECTOR NOMINEES. UNLESS YOU GIVE CONTRARY INSTRUCTIONS, THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED "FOR" BOTH OF THE TWO NAMED DIRECTOR NOMINEES.

Director Biographical Information

The following biographical information is furnished with regard to our directors (including nominees) as of April 13, 2020.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2023 Annual Meeting of Stockholders

H. Lawrence Webb. Mr. Webb has served as our Executive Chairman since August 2019 and was Chairman of our Board effective upon the completion of our initial public offering. Mr. Webb was our Chief Executive Officer from 2010 to August 2019. Prior to our initial public offering, he was a member of our board of managers since 2010 and our predecessor company since its formation in 2009. As a founder, Mr. Webb leads the Company’s overall vision, strategic planning and policy making. Mr. Webb's 30 years of experience are distinguished by a conscientious approach toward homebuyers, communities and employees. This includes his many charitable commitments such as serving on the board of Interval House, and his previous service on the board of HomeAid America and his dedication to helping cities, families and neighborhoods. Mr. Webb founded The New Home Company on these same principles. Between 1995 and 2008, he was Chief Executive Officer of John Laing Homes, where he was instrumental in growing it from a small, two-market company to one of the largest private homebuilders in the United States. Prior to joining John Laing Homes, he was Division President for Orange, Riverside and San Bernardino Counties for Kaufman & Broad, as well as Orange Country President of Greystone Homes. From 2008-2009, Mr. Webb served as Co-Chief Restructuring Officer for LandSource. Throughout his career, Mr. Webb has been honored and recognized by the industry for his philanthropy, marketing excellence and visionary leadership. He holds a Master’s degree in City and Regional Planning from Harvard University.  As noted above, pursuant to the Investor Rights Agreement, IHP has agreed to vote all shares of our common stock that it owns in favor of Mr. Webb in any election in which Mr. Webb is a nominee. For more information, see "--Board Structure and Nominees." The Board has concluded Mr. Webb should serve as a director and our Executive Chairman based on his leadership, vision, deep knowledge of our business, and experience in many facets of the homebuilding business.

Paul C. Heeschen. Mr. Heeschen was appointed as a member of our Board effective upon the completion of our initial public offering. For the past 22 years, he has been a Principal of Heeschen & Associates, a private investment firm. Mr. Heeschen serves as a General Partner of Sequoia Enterprises, LP, D.C.H. LP and Redwood Enterprises VII LP. Mr. Heeschen served as an Executive Chairman of Diedrich Coffee Inc. from February 2010 to May 2010 and Director from January 1996 to May 2010. He served as Non-Executive Chairman of Diedrich Coffee, Inc. from February 2001 to January 2010. Mr. Heeschen was a Director at PCM, Inc., a NASDAQ-listed company, from February 2006 until the company merged with Insight Enterprises, Inc. (NSIT) on August 30, 2019 and served on its audit, compensation and nominating and corporate governance committees. Mr. Heeschen received his Bachelor of Science in Accounting from University of Southern California. Mr. Heeschen is a CPA (inactive). The Board has concluded Mr. Heeschen should serve as a director based on his financing and investment experience and prior executive leadership roles at public and private companies.

Directors Continuing in Office Until the 2021 Annual Meeting of Stockholders

Gregory P. Lindstrom. Mr. Lindstrom was appointed as a member of our Board effective upon the completion of our initial public offering. From 2008 to 2011, Mr. Lindstrom served as Executive Vice President, General Counsel and Board Secretary of The Irvine Company, a California real estate development, investment and operating company. In these positions, Mr. Lindstrom was a member of the four-person Office of the Chairman responsible for all administrative functions of the company, including the legal department. From 1978 to 2008, Mr. Lindstrom was a partner at Latham & Watkins LLP, where, at various times, he served as managing partner of the San Francisco and Orange County offices and as a member of the firm’s Executive Committee. Currently, Mr. Lindstrom is a full-time Alternative Dispute Resolution professional specializing in the resolution of complex business disputes. Mr. Lindstrom received his Bachelor of Arts from the University of California Los Angeles and his J.D. from the University of Chicago. The Board has concluded Mr. Lindstrom should serve on the Board based on his executive and legal background in the real estate industry and his management experience in a large, global law firm.

Cathey Lowe. Ms. Lowe was appointed as a member of our Board effective upon the completion of our initial public offering. Ms. Lowe is a finance professional and, since 2009, is the owner of Cathey Lowe Consulting, LLC, a consulting company that provides fractional CFO services to companies that do not require a full-time chief financial officer. Prior to founding Cathey Lowe Consulting, LLC, from 2000 to 2007, Ms. Lowe was the Senior Vice-President of Finance and Corporate Treasurer for The Ryland Group Inc., a national homebuilder and mortgage company headquartered in Calabasas, California, where she was responsible for identifying and developing the appropriate capital structure for the company. Additionally, she was the Investor Relations Officer and represented The Ryland Group on Wall Street with shareholders, analysts, rating agencies, the stock exchange and the financial media. She also managed the Land Committee and its evaluation and approval process of new land opportunities for Ryland’s homebuilding operations. Prior to joining Ryland, Ms. Lowe worked for Atlantic Richfield Company in various finance and accounting functions for more than 20 years. Ms. Lowe is a CPA. She received her Bachelor of Business Administration in Accounting from the University of Houston, her Master of Science in Organizational Behavior from the University of Texas at Dallas and her Master of Business Administration in Finance from the Anderson School of Management at the University of California, Los Angeles. In addition, in 2017 Ms. Lowe became an NACD Leadership Fellow, a credential bestowed by the National Association of Corporate Directors and has also received a certification in Cybersecurity Oversight in 2018 from a certification program managed jointly between NACD and Carnegie Mellon University. The Board has concluded Ms. Lowe should serve as a director based on her executive background in accounting and finance, both within and outside the real estate industry, which enables her to contribute valuable financial and accounting expertise and oversight to our Board.

Douglas C. Neff. Mr. Neff was appointed as a member of our Board effective upon the completion of our initial public offering. Mr. Neff has been the President of IHP Capital Partners since 1992. Mr. Neff also serves on IHP Capital Partners' board and as Chairman of IHP Capital Partners’ Investment Committee and has primary responsibility for the company’s operations. IHP Capital Partners is an investment company registered under the Investment Company Act of 1940. Mr. Neff is also a principal of the Newport Pacific Land Company. From 1986 until the founding of IHP Capital Partners in 1992, Mr. Neff was a Partner of The O’Donnell Group, a regional developer, owner and manager of commercial and industrial real estate. Prior to 1986, Mr. Neff was Treasurer of The Irvine Company and a Vice President in the Real Estate Industries Group at Wells Fargo Bank in San Francisco. Mr. Neff received his Bachelor of Arts in American Studies from Amherst College and his Master of Business Administration from the University of Chicago. In 2016, Mr. Neff was honored by the University of California at Irvine Paul Merage School of Business and its Center for Real Estate with its Lifetime Achievement Award. Mr. Neff is the nominee designated by IHP pursuant to the Investor Rights Agreement. For more information on the director nomination and other provisions under the Investor Rights Agreement, see "--Board Structure and Nominees." With three decades of executive and operational experience in the real estate industry, the Board has concluded Mr. Neff should serve as a director. An affiliate of IHP Capital Partners, IHP Capital Partners VI, LLC, owns more than 10% of our common stock and may be deemed an affiliate within the meaning of Rule 12b-2 of the Securities Exchange Act of 1934 (the "Exchange Act").

Directors Continuing in Office Until the 2022 Annual Meeting of Stockholders

Sam Bakhshandehpour. Mr. Bakhshandehpour was appointed as a member of our Board effective upon the completion of our initial public offering. Since May of 2015, Mr. Bakhshandehpour has been the CEO and Managing Partner of Silverstone, a vertically integrated, global hospitality and lifestyle investment platform.  Silverstone focuses on hotels, restaurants, entertainment, co-working, health & wellness and specialty retail companies.  He is also the Co-Founder and Principal of Cultivate Hospitality Group, a full-service food & beverage management and consulting firm that connects real estate developers with chefs and restaurateurs.  From 2012-2015, Mr. Bakhshandehpour served as President, Chief Executive Officer and Board Member of sbe Entertainment, a Colony Capital-sponsor company. Mr. Bakhshandehpour was responsible for sbe Entertainment's global strategic growth and all operations across the Hotel, Restaurant and Entertainment Divisions. Mr. Bakhshandehpour was recruited to sbe with an extensive track record as a 15-year veteran of Wall Street, spending over 12 years with J.P. Morgan Securities, as the Head of Real Estate & Lodging Investment Banking practice on the West Coast and the Gaming Investment Banking practice globally. While at J.P. Morgan, he focused on mergers & acquisitions and capital raising transactions via debt and equity for gaming and lodging companies, as well as REITs, homebuilders and real estate private equity funds. Mr. Bakhshandehpour began his career as a Financial Analyst with Deutsche Bank (formerly Alex. Brown & Sons). Mr. Bakhshandehpour holds a Bachelor of Science degree in Business Administration from Georgetown University’s McDonough School of Business and currently serves on that school's board. He is a trustee of Georgetown University's McDonough School of Business, and Carlthorp School, a founding member of the Georgetown Wall Street Alliance West, and is a Senior Advisor to CREO Montminy & Co., FINRA-registered (series 7, 24, 63). Mr. Bakhshandehpour is also an active member of the Bel Air Chapter of the Young Presidents Organization.  The Board has concluded Mr. Bakhshandehpour should serve as a director based on his executive leadership roles and his extensive background in investment banking within the real estate industry.

Michael J. Berchtold. Mr. Berchtold was appointed as a member of our Board effective upon the completion of our initial public offering and he was appointed as our Lead Independent Director in February 2018. Since 2013, Mr. Berchtold has served as Chief Executive Officer of Berchtold Capital Partners. Mr. Berchtold worked for Morgan Stanley from 1987 to 2007 in a variety of investment banking roles in New York, Los Angeles, Tokyo, Singapore and Hong Kong. For more than 15 years, Mr. Berchtold was based in Asia where he served as Morgan Stanley’s Head of Investment Banking for Asia Pacific for seven years and as President of Asia Pacific for four years. Mr. Berchtold has served on the Board of Visitors of the UCLA Anderson School of Management since 2007 and also serves on the Advisory Board of the UCLA Anderson Center for Global Management. Mr. Berchtold received his Bachelor of Arts in History from the University of California, Los Angeles and his Master of Business Administration from the Anderson School of Management at the University of California, Los Angeles. As noted above, pursuant to the Investor Rights Agreement, IHP has agreed to vote all shares of our common stock that it owns in favor of Mr. Berchtold in any election in which Mr. Berchtold is a nominee. For more information, see "--Board Structure and Nominees." The Board has concluded Mr. Berchtold should serve as a director based on his two decades of investment banking experience, which enables Mr. Berchtold to contribute significant strategic advice to the Board.

Wayne Stelmar. Mr. Stelmar was appointed as a member of our Board effective upon the completion of our initial public offering. Prior to our initial public offering, he was a member of our board of managers since 2010 and our predecessor company since its formation in 2009. As one of the founders and in his previous position as Chief Investment Officer until his retirement in 2017, Mr. Stelmar directed The New Home Company’s strategic planning activities with a special focus on land acquisition and land disposition. Prior to this, Mr. Stelmar served as Chief Financial Officer where his primary responsibilities involved oversight of finance, accounting, risk management and information technology. Mr. Stelmar has over 30 years of homebuilding experience. In 1998, when Watt Residential Partners and John Laing Homes merged, he became CFO of John Laing Homes. In June 2001, along with H. Lawrence Webb, he led in the management buyout of Laing PLC and Whitehall, and in June 2006, the sale of John Laing Homes to Emaar Properties. Prior to joining John Laing Homes, Mr. Stelmar served as CFO of Watt Residential Partners (1988-1998). He has also worked with CPA firms for 11 years including E&Y/Kenneth Leventhal & Company, and Grant Thornton. Mr. Stelmar is a CPA (inactive) and holds a California real estate broker’s license. Mr. Stelmar received his Bachelor of Science in Accounting from California State University, Northridge. He is Chairman of the Audit Committee of HomeAid America. As noted above, pursuant to the Investor Rights Agreement, IHP has agreed to vote all shares of our common stock that it owns in favor of Mr. Stelmar in any election in which Mr. Stelmar is a nominee. For more information, see "--Board Structure and Nominees." The Board has concluded Mr. Stelmar should serve as a director based on his depth of executive and financial management experience within the real estate industry and his contributions to our formation and growth.

Family Relationships and Other Information

There are no family relationships between any of our directors or executive officers.

H. Lawrence Webb, Wayne Stelmar, and Tom Redwitz previously served as executives of John Laing Homes. WL Homes LLC (doing business as John Laing Homes) and certain affiliated entities filed with the U.S. Bankruptcy Court for the District of Delaware for bankruptcy protection from creditors in 2009.

CORPORATE GOVERNANCE

Executive Officers

Set forth below is information regarding each of our executive officers as of April 13, 2020.

Name	Age	Position
H. Lawrence Webb	71	Executive Chairman
Leonard S. Miller	57	President and Chief Executive Officer
John M. Stephens	51	Executive Vice President and Chief Financial Officer

H. Lawrence Webb. is our Executive Chairman. For Mr. Webb’s biographical information, see "Proposal 1 - Election of Directors-Director Biographical Information."

Leonard S. Miller. Mr. Miller was appointed Chief Executive Officer on August 30, 2019 and President on January 23, 2019 and served as Chief Operating Officer from March 2017 to August 2019. Prior to becoming a member of our executive team, from April 2004 to March 2017, Mr. Miller worked at M.D.C Holdings Inc. under the Richmond American Homes brand where he had regional and divisional responsibility for several markets in the western United States. Before his tenure at Richmond, starting in 1994, Mr. Miller held several positions at Genstar Land Company, which later became a part of Newland Communities. Earlier in his career, Mr. Miller worked for a small San Diego-based land developer that specialized in small mixed-use developments. In addition to his work in the homebuilding and development industries, Mr. Miller spent four years in public accounting with the CPA firm Arthur Young. Mr. Miller has served on numerous boards in leadership roles including service as president of both the Building Industry Association of Southern California and Riverside. He holds a BS degree in Accounting from the University of Southern California, as well as an MBA from San Diego State University.

John M. Stephens. Mr. Stephens has served as Chief Financial Officer since June 2015 and Executive Vice President since August 2019. Prior to joining us, Mr. Stephens served as Senior Vice President, Chief Financial Officer and Principal Accounting Officer of M.D.C. Holdings Inc. from February 2012 to May 2015. He previously was with Standard Pacific Corp., serving as Chief Financial Officer from February 2009 through June 2011, Senior Vice President from May 2007 through June 2011, Corporate Controller from November 1996 through February 2009 and Treasurer from May 2001 until October 2002 and from November 2009 through June 2011. Mr. Stephens brings significant and relevant public company financial experience and expertise due to his previous roles at public company homebuilders. Prior to Standard Pacific, Mr. Stephens was an audit manager with the international accounting firm Arthur Andersen LLP.

Composition of our Board of Directors

Our Amended and Restated Certificate of Incorporation provides that, subject to the rights and preferences of any series of outstanding preferred stock, the authorized number of directors shall consist of at least three directors, with the exact number set by our Board. Our Board has set the current authorized directors at eight members, and our Board currently consists of eight directors. The directors are divided into three classes; Class I, Class II, and Class III. Each director serves a term of three years. At each Annual Meeting, the term of one class expires. The class of directors with a term expiring at this Annual Meeting, Class III, consists of two directors.

Our Board has adopted Corporate Governance Guidelines concerning overall governance practices. These guidelines can be found in the "Investors" section of our website at https://www.NWHM.com. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to The New Home Company Inc., Attention: Secretary, 85 Enterprise, Suite 450, Aliso Viejo, California 92656.

Investor Rights Agreement

The Investor Rights Agreement provides for board nomination rights and voting obligations. For a discussion of this agreement, please see "Proposal 1—Election of Directors—Board Structure and Nominees."

Board Leadership Structure

Prior to August 30, 2019, our Chairman and Chief Executive Officer roles were combined. On August 30, 2019, our former Chief Executive Officer, H. Lawrence Webb, became our Executive Chairman.  Our then President and Chief Operating Officer, Leonard Miller, became our President and Chief Executive Officer. As a result, our Chief Executive Officer and Chairman roles are no longer combined.  However, Mr. Webb continues to be an executive officer of the Company and therefore is not an independent Chairman. After carefully considering the benefits and risks of an executive officer also serving as the Chairman of our Board, our Board determined that it is in the best interests of the Company and our stockholders to have Mr. Webb lead our Board as Executive Chairman. An executive officer in this role facilitates centralized coherent leadership that maximizes the effectiveness of our Board given its size and breadth of industry experience. This approach also enhances accountability among senior management and directors and aligns the strategy and goals of the Board with management.

As permitted by our Corporate Governance Guidelines, the Board adopted a Lead Independent Director Charter in February 2018 to provide for an independent nonexecutive director to act as Lead Independent Director. Characteristics for the Nominating and Corporate Governance Committee to consider in making a nomination for Lead Independent Director include: (i) sound judgment and confidence to stand up for proper course of action in difficult times, (ii) understanding of the Company, its industry and strategy, (iii) forward-looking vision for the Company, (iv) interpersonal skills necessary to: build consensus, foster communication, be a trusted sounding board for directors, and communicate with stockholders on complex issues, and (v) time and desire to properly perform the role. The Lead Independent Director is nominated by the Nominating and Corporate Governance Committee and confirmed by a majority of the independent directors of the Board to serve for such term as determined by those directors or until such earlier time as she or he ceases to be a director, resigns as Lead Independent Director, or is replaced as Lead Independent Director by a majority vote of the independent directors. Mr. Berchtold currently serves as our Lead Independent Director. The Lead Independent Director receives additional compensation for his or her services, as the Board determines from time to time; currently, such additional compensation for the Lead Independent Director is a $25,000 cash retainer.

The specific responsibilities of the Lead Independent Director when acting as such include the following:

•	Set agendas for and preside over executive sessions of non-employee Directors and independent Directors and report to the Board, as appropriate, concerning those sessions.
•	Collaborate with the Chairman and senior management regarding agendas for Board meetings and recommend matters for the Board to consider and information to be provided to the Board.
•	Chair all meetings of the Board when the Chairman is not present.
•

Serve as a liaison and supplemental channel of communication between Directors and the Chairman and senior management without inhibiting direct communications between the Chairman, senior management and other Directors.

•	Serve as a liaison and be available for consultation and communication between the Board and stockholders.
•	Organize performance evaluations of the CEO and other directors.
•	Advise the Chairman concerning the retention of advisors and consultants who report directly to the Board.

The Board recognizes the importance of regularly evaluating our particular circumstances to determine if our leadership structure continues to serve the best interests of us and our stockholders. To this end, the Board engages in a regular assessment, at least annually, of whether the then current leadership structure remains the most appropriate for us. Our Corporate Governance Guidelines permit the Board to fill the positions of Chairman and Chief Executive Officer with one individual or two different individuals and, as noted above, also allow the Board to appoint a Lead Independent Director. As a result, the Board has the flexibility to alter its leadership structure in the future to adapt to changing circumstances as and when needed.

Self-Evaluation and Management Evaluations, Executive Sessions

The independent directors of our Board periodically meet in executive session without management or other employees present. At least annually, the Board performs a performance evaluation of management and the CEO. The Board also conducts an annual self-assessment of each individual director's performance, the Board's performance, and the performance of each committee of the Board. Each committee also conducts a similar self-assessment, both at the individual and committee level. The Nominating and Corporate Governance Committee utilizes the results of this self-evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board and making recommendations to the Board with respect to assignments of Board members to various committees.

Board Independence

Our Board has determined that five of our current directors, Messrs. Berchtold, Bakhshandehpour, Lindstrom, Heeschen and Ms. Lowe, constituting a majority satisfy the listing standards for independence of the New York Stock Exchange (the "NYSE") and Rule 10A-3 under the Exchange Act, as well as our own Corporate Governance Guidelines. William A. Witte, our former Director who left our Board in May 2019, was also an independent director prior to his resignation from the Board. Mr. Webb is not considered independent as he is employed by the Company as our Executive Chairman. Mr. Stelmar is not independent due to his status as a recently retired executive officer and due to the consulting services he provided during 2019, as described under "Certain Relationships and Related Person Transactions—Transactions With Related Persons." Mr. Neff is President of IHP Capital Partners, which is an affiliate of IHP, the owner of approximately 13.0% of our stock. IHP Capital Partners is also involved in various related party transactions described in more detail under "Certain Relationships and Related Person Transactions—Transactions With Related Persons." Due to the foregoing, Mr. Neff does not satisfy the New York Stock Exchange Standards and has not been determined independent.

Board Meetings

Our Board held six meetings during 2019, and all current directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of our Board of which the director was a member.  The Chairman or his designee, taking into account suggestions from the Lead Independent Director and other Board members, establishes the agenda for each Board meeting and distributes it in advance to each member of our Board. Each Board member is free to suggest the inclusion of items on the agenda. The independent directors of our Board regularly meet in executive session without management or other employees present. Although we have no policy with regard to Board attendance at our annual meetings of stockholders, our directors are invited and generally expected to attend the Company’s annual meeting of stockholders. All of our Board members, except Mr. Witte, attended our 2019 annual meeting of the stockholders in person or via teleconference.

Board Committees

Our Board maintains a standing Audit Committee, Nominating and Corporate Governance Committee (the "Nominating Committee") and Compensation Committee. In 2019, the Company also formed the Related Party Review Committee to review certain related party transactions. To view the charter of each of our Audit Committee, our Nominating Committee, and our Compensation Committee, as well as our Independent Director charter, please visit the "Investors" section of our website at https://www.NWHM.com. In addition, the charters for each of those committees are available in print to any stockholder who requests a copy. Please direct all requests to The New Home Company Inc., Attention: Secretary, 85 Enterprise, Suite 450, Aliso Viejo, California 92656. Our Board has determined that each of the members of our Audit Committee, our Nominating and Corporate Governance Committee and our Compensation Committee is independent in accordance with the NYSE rules, the requirements of SEC and our Corporate Governance Guidelines. The membership of all of our standing Board committees as of April 13, 2020 is as follows:

Director	Audit	Nominating and Corporate Governance	Compensation	Related Party Review
H. Lawrence Webb
Wayne Stelmar
Sam Bakhshandehpour	X		X	X
Michael J. Berchtold*		X
Paul C. Heeschen	X	C		C
Gregory P Lindstrom		X	C	X
Cathey Lowe	C		X	X
Douglas C. Neff

 _________________

X - Member

C - Chair

* Lead Independent Director

Audit Committee

Our Audit Committee is comprised of three independent directors (within the meaning of Rule 10A-3 and the NYSE standards, including those applicable to audit committee members), Ms. Lowe (Chair) and Messrs. Bakhshandehpour and Heeschen. Each of these members is "financially literate" under the applicable NYSE listing standards and under the rules of the SEC. Our Board has also determined that each of Ms. Lowe and Mr. Heeschen qualify as an "audit committee financial expert" as such term is defined by the rules of the SEC. A brief description of Ms. Lowe and Mr. Heeschen's experience is found in each of their biographies in this Proxy Statement. Our Audit Committee met six times during 2019. The purpose of our Audit Committee, pursuant to its written charter, is, among other matters, to assist our Board in its oversight of (1) the Company’s financial reporting, (2) the Company’s auditing and internal control activities, (3) compliance with legal and regulatory requirements, (4) the qualifications and independence of the Company’s external auditor, (5) the performance of the Company’s internal auditing function and (6) the Company’s overall risk exposure and management. Our Audit Committee is also responsible for preparing the Audit Committee Report to be included in our annual meeting proxy statements and is also generally responsible for approving transactions with related persons (as defined herein) pursuant to our related persons transactions policy. This authority has been partially delegated to the Related Party Review Committee as discussed below. The provisions of our related persons transactions policy are discussed in further detail on page 37.

Nominating and Corporate Governance Committee

Our Nominating Committee is comprised of three independent directors, Messrs. Heeschen (Chair), Berchtold and Lindstrom. Our Nominating Committee met three times during 2019. The purpose of our Nominating Committee is to identify qualified candidates to become Board members, select nominees for election as directors, select candidates to fill any vacancies on our Board, develop and recommend to the Board a set of corporate governance guidelines and oversee the evaluation of our Board and management. Our Nominating Committee works with our Board as a whole on an annual basis to determine the appropriate skills and characteristics required of Board members in the context of the current make-up of our Board and its committees.

Subject to the requirements set forth in the Corporate Governance Guidelines, the Nominating Committee utilizes a variety of methods for identifying director nominees, which may include considering potential director candidates who come to the committee's attention through current officers, directors, professional search firms, stockholders or other persons. The Nominating Committee seeks to include diverse candidates in the pool from which new Board nominees are chosen. Our Nominating Committee is responsible for reviewing with our Board, on an annual basis the appropriate characteristics, skills and experience required for our Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current Board members), the members of our Nominating Committee, in recommending candidates for election, and our Board, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management; experience in our industry and with relevant social policy concerns; diversity; experience as a Board member of another publicly held company; academic expertise in an area of our operations; and practical and mature business judgment. The Nominating Committee will also consider California legislation promoting female board representation in its consideration of nominees to the Board.

Pursuant to the terms of the Investor Rights Agreement, as amended (described in more detail under "Election of Directors—Board Structure and Nominees"), so long as IHP beneficially owns shares representing 4% or more of the total voting power, IHP has the right to designate a member to our Board and the Board is required to nominate such individual designated by IHP. Our Nominating Committee reviews the characteristics and qualifications of each Board member required by the Company’s charters and Corporate Governance Guidelines, including the Board member designated by IHP, prior to recommending that the Board nominate any Board member or designee. Our Board evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, our Nominating Committee may consider the director’s past attendance at meetings and participation in and contributions to the activities of our Board. While the Company values diversity and the Board considers diversity in its evaluation process, it has not adopted a specific policy regarding Board diversity. Our Nominating Committee may delegate any or all of its responsibilities to a subcommittee of the Nominating Committee to the extent permitted by applicable law. Due to Mr. Heeschen's ownership interest in a subcontractor, TL Fab, with whom the Company contracts for metal fabrication work through a competitive bidding process in its ordinary course of business, the Nominating Committee has formed a sub-committee consisting of the remaining two members of the Nominating Committee in order to assess Mr. Heeschen's independence.

Consideration of Stockholder-Recommended Director Nominees

Our Nominating Committee will consider director nominee recommendations submitted by our stockholders. Stockholders who wish to recommend a director nominee may submit their suggestions to our principal executive offices by sending a letter describing the nominee’s name qualifications to The New Home Company Inc., Attention Secretary, 85 Enterprise, Suite 450, Aliso Viejo, California 92656.  Recommendations submitted by stockholders will be considered in the same manner as recommendations received from other sources.

Our bylaws also permit stockholders to nominate directors for election at an annual stockholder meeting.  See "Other Matters—Stockholder Proposals and Nominations—Proposals and Nominations Pursuant to Our Bylaws."

Compensation Committee

Our Compensation Committee is comprised of Messrs. Lindstrom (Chair) and Bakhshandehpour and Ms. Lowe. Our Board has determined that all of the members of our Compensation Committee are "independent" within the meaning of our director independence standards and the NYSE director independence standards (including those applicable to Compensation Committee members). Our Compensation Committee (or a subcommittee thereof) consists of at least two directors that qualify as "non-employee directors" for the purposes of Rule 16b-3 under the Exchange Act and satisfies the requirements of an "outside director" for purposes of section 162(m) of the Internal Revenue Code. The Board has determined that Messrs. Lindstrom (Chair) and Bakhshandehpour and Ms. Lowe each qualify as "non-employee directors" and "outside directors." Our Compensation Committee met five times in 2019. Our Compensation Committee reviews and establishes the compensation of our senior executives, including our Chief Executive Officer, on an annual basis, has direct access to third party compensation consultants and legal counsel, and administers our equity based plans, including the review and grant of equity awards to eligible employees and consultants under our equity-based plans. The Compensation Committee also regularly reviews the compensation of directors for service on the Board and its committees and recommends changes in compensation to the Board as appropriate. The Compensation Committee performs an annual compensation risk assessment and may also, from time to time, review and approve overall compensation programs. As discussed below, the Compensation Committee’s independent compensation consultant provides a risk assessment of our compensation practices to help the Compensation Committee perform its annual compensation risk assessment. Following its annual risk assessment for the 2019 compensation year, in conjunction with advice from its compensation consultant, the Compensation Committee determined that it does not believe the Company’s compensation plans are likely to result in a material and adverse effect on the Company. Our Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee to the extent permitted by applicable law.

Our Compensation Committee reviews and approves or recommends all compensation for all executive officers and all officers as such term is defined in Rule 16a-1, promulgated under the Exchange Act, directors and all such categories of other employees of the Company or its subsidiaries as our Board determines from time to time. For compensation decisions relating to our Chief Executive Officer, our Compensation Committee reviews and approves corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and, based upon this evaluation (either alone or, if directed by the Board, in conjunction with a majority of the independent directors of the Board), sets the Chief Executive Officer’s compensation. The Compensation Committee also performs an annual performance evaluation of all officers as such term is defined in Rule 16a-1 and leads a management evaluation discussion with the full non-employee board in executive session on an annual basis.

Use of Compensation Consultant and Role of Management

Our Compensation Committee is committed to staying apprised of current issues and emerging trends, and ensuring that our executive compensation program remains aligned with best practice. To this end, our Compensation Committee has engaged the services of Semler Brossy Consulting Group ("SBCG") to assist it in evaluating executive compensation matters. During 2019, SBCG only provided services to our Compensation Committee and such services were related primarily to executive and non-employee director compensation. SBCG also provided additional services related to compensation of employees below the executive officer level for purposes of providing the Compensation Committee with advice regarding our overall compensation programs, including risks related thereto. The Compensation Committee solicited and approved such additional services by SBCG. While conducting assignments, SBCG interacts with our management when appropriate. Our General Counsel works with SBCG to provide information regarding the Company and helps prepare its executive compensation policies and practices. The Company's Chief Executive Officer annually reviews each executive officer's performance with the Compensation Committee and makes recommendations to the Compensation Committee with respect to the appropriate base salary and incentive compensation program for each executive officer other than himself. The Compensation Committee takes these proposals into consideration, among other matters, when making compensation decisions. SBCG reports directly to our Compensation Committee with respect to executive and  non-employee director compensation matters and the Compensation Committee may replace SBCG or hire additional consultants at any time. During 2019, SBCG provided our Compensation Committee and Board with compensation data related to executives at public homebuilders, helped the Compensation

Committee select appropriate performance measures and goals, and advised the Compensation Committee regarding evolving compensation best practices and trends. Specifically, SBCG provided information relating to competitiveness of pay levels, compensation plan design, pool availability, executive ownership guidelines, specific equity grant matters, market trends, risk assessment and management, and technical considerations concerning named executive officers, other officers and directors. SBCG also reviewed and commented on the Company’s 2019 proxy statement. During 2019, at the request of the Compensation Committee, a representative of SBCG attended all scheduled quarterly Compensation Committee meetings.

Each year our Compensation Committee reviews the independence of its compensation consultants and other advisors. In performing its analysis, our Compensation Committee considers the factors set forth in SEC rules and NYSE listing standards. After review and consultation with SBCG, our Compensation Committee determined that SBCG is independent and there is no conflict of interest resulting from retaining SBCG currently or during the year ended December 31, 2019.

For further information on our executive officers’ compensation, please see "Executive Compensation."

Related Party Review Committee

In March 2019 the Board formed the Related Party Review Committee to analyze, evaluate and negotiate, as applicable, related party transactions with entities affiliated with IHP and Douglas C. Neff. The Related Party Review Committee is comprised of Messrs. Heeschen (Chair), Lindstrom, Bakhshandehpour and Ms. Lowe. This committee is delegated the power (but not the obligation) to substitute for our Audit Committee under our related party transactions policy for purposes of such transactions.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or has in the past fiscal year served, as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of our company.

Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. The involvement of our full Board in determining our business strategy is a key part of its assessment of management’s risk tolerance and also a determination of what constitutes an appropriate level of risk for the Company. Our Board administers oversight for the risk management process function directly, with support from its standing committees, each of which will address risks specific to its area of oversight. For example, each year the full Board reviews the Company's business plan with management and discusses risks that could affect the plan and measures to cope with those risks. In addition, management must obtain the approval of the Board before proceeding with any land acquisition above a pre-established threshold. When the Board reviews particular transactions and initiatives that require board approval, or that otherwise merit the Board's involvement, the Board generally includes related risk analysis and contingency plans among the matters addressed with management. Finally, the General Counsel reports to the Board regarding the Company's insurance programs and legal, regulatory, and compliance risks that might expose the Company to liability or loss. In some instances the Board delegates responsibility for the execution of certain elements of risk oversight to the committees in order to ensure appropriate expertise, attention and diligence. The committees oversee the relevant risk areas and report to the Board regularly. Management is responsible for ensuring that the Board and its committees are kept well informed of changing risks.

The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements, the Company's accounting and financial reporting processes, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditor, compliance with legal and regulatory requirements, key compliance risks, major financial and information technology risk exposures, including a review of our relevant insurance policies, and review and approval of related party transactions. In addition, in March 2019, the Board formed the Related Party Review Committee to review transactions related to IHP.  The Compensation Committee performs an annual compensation risk assessment with the assistance of its independent compensation consultant, which includes a review of compensation-related risks at all levels of the organization, including those related to employees below the executive officer level. Our Nominating Committee provides oversight with respect to corporate governance and evaluates the independence of our directors and the effectiveness of our Corporate Governance Guidelines. The Company believes that the Lead Independent Director, the Board committees, all of which are chaired by and consist of independent directors, and the full Board of Directors, provide effective oversight of the Company’s business and its risks.

Communication with our Board

Interested persons, including stockholders, may communicate with our Board, including the non-employee directors or the Lead Independent Director, by sending a letter to The New Home Company Inc., Attention: Secretary, 85 Enterprise, Suite 450, Aliso Viejo, California 92656. Our Secretary will submit all correspondence to the Chairman and to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors. Our Code of Business Conduct and Ethics can be found in the "Investors" section on our website at https://www.NWHM.com. In addition, our Code of Business Conduct and Ethics is available in print to any stockholder who requests a copy. Please direct all requests to The New Home Company Inc., Attention: Secretary, 85 Enterprise, Suite 450, Aliso Viejo, California 92656. We intend to disclose future amendments to substantive provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.

Employees and Social Governance

The Company is committed to creating and maintaining a community in which its employees are free from all forms of harassment and discrimination. We require employee training and protocols for preventing, reporting and addressing behavior that is not in line with our business standards or our core values, including, but not limited to, discriminatory or harassing behavior and sexual misconduct.

To ensure a positive and productive workplace, we proactively seek feedback from employees and continuously engage in two-way communication with our team members.  We conduct an annual employee engagement survey soliciting direct feedback from our employees utilizing a third party survey and analytics provider. Our most recent survey, from December 2019, had approximately 99% participation and reflected that approximately 91% of our employees are positively engaged, which was up from 90% in the 2018 survey. This score is based on affirmative responses to factors such as being proud to work for the Company, a willingness to recommend the Company, and achieving a feeling of personal accomplishment associated with the employee's work. Annually, our CEO shares results in person with all team members at divisional all-employee meetings and each division’s leader is tasked with identifying improvement plans. The insights gained from our employee engagement surveys have helped us drive significant improvements in the way our employees work and engage with one another.

The Company engages in a variety of learning and development opportunities with its employees. Examples of such opportunities include construction best practices training, education for managers on delivering performance feedback, and sales coaching programs. Regionally, department leaders host "lunch and learns" on topics such as the land acquisition process, design and architecture, reading construction plans, and training on department of real estate rules and regulations for our project management teams. In addition, we offer all employees access to an online on-demand micro-learning platform with hundreds of courses on topics that include technology, communication, business acumen, leadership and personal growth.

Further, we believe it is important to treat all employees with dignity and respect. Employee diversity and inclusion are embraced and opportunities for training, growth, and advancement are strongly encouraged.

We also strive to provide a safe and healthy work environment for all employees. We believe that corporate social responsibility is a significant factor for our overall success. This includes adopting ethical practices to direct how we do business while keeping the interests of our stakeholders and the environment in mind, including valuing and challenging the talented men and women who comprise our workforce. To that end, we have the comprehensive Code of Ethics and Business Conduct applicable to all employees (discussed above) and an actively-managed ethics hotline. We are also committed to maintaining high standards in health and safety at all of our sites. We have a health and safety audit system that includes comprehensive independent third-party inspections.  Our Risk Management team has a training system and a safety enforcement system in place in the field, which we believe has led to an increase in safety awareness and effectiveness.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN

BENEFICIAL OWNERS

The following table shows ownership of our common stock as of April 13, 2020, based on 18,727,165 shares of common stock outstanding on that date, by (i) each current director and nominee; (ii) each named executive officer; (iii) all of our current directors and executive officers as a group; and (iv) each person known to us to own beneficially more than five percent of our capital stock. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable. H. Lawrence Webb, Wayne Stelmar, Joseph Davis, Thomas Redwitz and IHP (each a "Group Member" and collectively, the "Group Members") are party to the Investor Rights Agreement, as amended, pursuant to which the parties thereto may be deemed to be members of a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

Unless otherwise noted, the address of the persons or entities shown in the table below is 85 Enterprise, Suite 450, Aliso Viejo, CA 92656.

Name	Total Shares Beneficially Owned(1)	Percentage of Outstanding Common Stock (%)
Named Executive Officers
H. Lawrence Webb(2)(3)	1,109,767	5.8%
Leonard S. Miller	57,743	*
John M. Stephens	97,443	*
Thomas Redwitz(3)(4)	663,981	3.5%

Non-Employee Directors and Nominees
Sam Bakhshandehpour	41,626	*
Michael Berchtold	64,326	*
Paul C. Heeschen	98,826	*
Gregory P. Lindstrom	44,326	*
Cathey Lowe	40,326	*
Douglas C. Neff(5)	2,455,944	13.1%
Wayne Stelmar(3)(6)	1,010,286	5.3%

All current executive officers and directors (including nominees) as a group (10 persons)(7)	5,020,613	26.0%

More than 5% Stockholders
IHP Capital Partners VI, LLC(5)	2,442,901	13.0%
FIL Limited(8)	1,901,862	10.2%
MidOcean Tactical Credit Fund II, LP(9)	1,462,938	7.8%
Second Curve Capital(10)	1,262,429	6.7%
Dimensional Fund Advisors(11)	1,083,649	5.8%
First Manhattan Co.(12)	1,039,391	5.6%
Joseph D. Davis(3)(13)	732,385	3.9%

_________________

*    Less than 1%.

(1)

As of April 13, 2020, none of our non-employee directors or named executive officers has the right to acquire any options which will vest and become exercisable within 60 days of April 13, 2020. Included in the "Total Shares Beneficially Owned" column for each of the directors, other than H. Lawrence Webb, are 13,043 shares which are issuable upon the settlement of restricted stock units, or RSUs, which are scheduled to vest within 60 days of April 13, 2020.  The total shares beneficially owned by each of Messrs. Miller and Stephens includes 24,995 and 19,996 vested and exercisable stock options, respectively.

(2)	Consists of 786,505 shares of Common Stock held as of the date hereof directly by Mr. Webb, 38,755 shares held by the L and J Webb Family Trust U/A DTD 7/20/2018, of which Mr. Webb is a trustee (the “Webb Trust”), and 254,540 stock options that Mr. Webb has the right to exercise. Mr. Webb may be deemed to have shared voting and dispositive power over 18,913 shares held as of the filing date by Joan Marcus Webb, and 11,054 stock options that Ms. Webb has the right to exercise, because Mr. Webb and Ms. Webb are married. Mr. Webb disclaims beneficial ownership of the shares held by Ms. Webb except to the extent of any pecuniary interest therein.

(3)

Each of Messrs. Webb, Stelmar, Redwitz and Davis are parties to the Investor Rights Agreement, as a result of which, together with IHP VI (defined below), they may be deemed to have shared voting power over an additional 4,849,553, 4,949,034, 5,295,339, and 5,226,935 shares of our common stock, respectively. Each of Messrs. Webb, Stelmar, Redwitz and Davis disclaims beneficial ownership of the shares held by the other group members.

(4)

Consists of 443,322 shares of the Common Stock held as of the date hereof by the Redwitz Family Trust Dated April 23, 1999, of which Mr. Redwitz is a trustee (the "Redwitz Trust"), 38,841 shares of Common Stock held directly by Mr. Redwitz, and 181,818 stock options Mr. Redwitz has the right to exercise. Upon the March 1, 2019 retirement and resignation of employment by Mr. Redwitz, he is no longer an executive officer of the Company.

(5)	Mr. Neff has sole voting and dispositive power over 13,043 shares of our common stock which are issuable upon the settlement of RSUs, which are scheduled to vest within 60 days of April 13, 2020. Based solely on a Schedule 13D filed with the SEC on December 21, 2015, each of Mr. Neff and IHP Capital Partners VI, LLC ("IHP VI") has sole voting and dispositive power over 2,421,659 shares of our common stock, which included 5,041 shares of stock that vested in 2015 that were held in Mr. Neff’s name for the benefit of IHP VI. The amount reflected on IHP VI's 13D does not include shares of stock granted to Mr. Neff for his service as a director including 10,189 shares that vested in 2016 and 2017 which Mr. Neff transferred to IHP VI during 2017, 11,053 shares of stock that vested in 2018 and 2019 which Mr. Neff transferred to IHP VI during 2019, and 13,043 shares of stock that are scheduled to vest within 60 days of April 13, 2020. Mr. Neff is President of IHP Capital Partners, which is an affiliate of IHP Capital Partners VI L.P. IHP Capital Partners VI L.P. has voting and dispositive power over the shares of our common stock held by IHP VI (collectively, IHP VI and IHP Capital Partners are "IHP"). Mr. Neff may be deemed to indirectly beneficially own the shares held by IHP, but disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Additionally, as a result of the Investor Rights Agreement, IHP, together with the other group members, may be deemed to have shared voting power over an additional 3,516,419 shares. IHP disclaims beneficial ownership of the shares held by the other group members. The address of IHP is 100 Bayview Circle, Suite 2000, Newport Beach, CA 92660.

(6)

Consists of 739,672 shares of the Common Stock held as of the date hereof by the W and L Stelmar Trust Dated 5/26/06, of which Mr. Stelmar is a trustee (the "Stelmar Trust"), 88,796 shares of Common Stock held directly by Mr. Stelmar, of which 13,043 shares are issuable upon the settlement of restricted stock units scheduled to vest within 60 days of April 13, 2020, and 181,818 stock options that Mr. Stelmar has the right to exercise.

(7)

Total does not include the 663,981 shares of Common Stock beneficially owned by Thomas Redwitz. Upon the March 1, 2019 retirement and resignation of employment by Mr. Redwitz, he is no longer an executive officer of the Company.

(8)

Based solely on a Schedule 13G/A filed with the SEC on February 7, 2020, FIL Limited has sole voting and dispositive power over 1,901,862 shares of our common stock. The Schedule 13G also reports that Fidelity (Canada) Asset Management ULC * FI beneficially owns 5% or more of our outstanding shares of common stock.  One or more other persons are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock reported beneficially owned by FIL Limited but no one other person's interest in such shares is more than five percent of the total outstanding common stock.  Pandanus Partners, L.P. ("Pandanus") owns shares of FIL Limited voting stock. While the percentage of total voting power represented by these shares of FIL voting stock may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 48.5% of the total votes which may be cast by all holders of FIL voting stock. Pandanus Associates, Inc. acts as general partner of Pandanus. Pandanus is owned by trusts for the benefit of members of the Johnson family, including FIL's Chairman, Abigail P. Johnson, but disclaims that any such member is a beneficial owner of the securities reported on the Schedule 13G. The address of FIL Limited is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda HM19.

(9)	Based solely on a Schedule 13G filed with the SEC on March 12, 2020, Ultramar Credit Holdings, Ltd., MidOcean Tactical Credit Fund II GP, LP, MidOcean Tactical Credit Fund II, LP (collectively, the "MidOcean Entities"), MidOcean Credit Fund Management LP (the "Management Company"), J. Edward Virtue ("Mr. Virtue") and Steven Shenfeld ("Mr. Shenfeld", and collectively with the MidOcean Entities, the Management Company and Mr. Virtue, the "Reporting Persons" under Rule 13d-1(k) of Section 13 of the Act), has shared voting power and dispositive power over 1,462,938 shares of our common stock. 1,462,938 shares of Common Stock are held by MidOcean Tactical Credit Fund II, LP. MidOcean Tactical Credit Fund II GP, LP is the general partner of MidOcean Tactical Credit Fund II, LP. Ultramar Credit Holdings, Ltd. is the general partner of MidOcean Tactical Credit Fund II GP, LP. The Management Company provides investment advisory services to MidOcean Tactical Credit Fund II, LP. Mr. Virtue and Mr. Shenfeld indirectly control shares of the Company held by the MidOcean Entities. Accordingly, the Management Company, Mr. Virtue and Mr. Shenfeld may be deemed to have beneficial ownership of the shares of Common Stock held by the MidOcean Entities. Each of the Management Company, Mr. Virtue and Mr. Shenfeld disclaims beneficial ownership of the shares of Common Stock owned of record by any other person or entity except to the extent of their pecuniary interest therein. The address of each of the Reporting Persons is c/o MidOcean Partners, 320 Park Avenue, Suite 1600, New York, New York 10022.

(10)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2020, each of Second Curve Capital, LLC and Thomas K. Brown have shared voting and dispositive power over 1,962,429 shares of our common stock, which are beneficially owned by Second Curve Capital, LLC and Thomas K. Brown. Second Curve Capital, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Based on information provided on this Schedule 13G, these shares of our common stock, which are beneficially owned by Second Curve Capital, LLC and Thomas K. Brown, are owned by advisory clients of Second Curve Capital, LLC, none of which owns more than five percent of our common stock. The amount shown on Second Curve Capital’s 13G does not reflect the Company's repurchase of 700,000 shares from Second Curve Capital during the first quarter of 2020. The address of Second Curve Capital, LLC and Thomas K. Brown is c/o Second Curve Capital, LLC, 150 Radnor Chester Road, Suite F120, Radnor, Pennsylvania 19087.

(11)	Based solely on a Schedule 13G filed with the SEC on February 12, 2020, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole voting power over 1,023,827 shares and sole dispositive power over 1,083,649 shares of our common stock. According to its Schedule 13G, Dimensional Fund Advisors LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(12)	Based solely on a Schedule 13G/A filed with the SEC on February 4, 2020, First Manhattan Co., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and broker or dealer registered under section 15 of the Exchange Act, has sole voting and dispositive power over 33,500 shares of our common stock, shared voting power over 852,305 shares of our common stock, and shared dispositive power over 1,005,891 shares of our common stock. The address of First Manhattan Co. is 399 Park Avenue, New York, NY 10022.

(13)

Consists of 515,441 shares of the Common Stock held as of the date hereof by J. and T. Davis Family Trust (of which Joseph D. Davis is a trustee), 35,126 shares of Common Stock held directly by Mr. Davis, and 181,818 stock options that Mr. Davis has the right to exercise.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2019 and 2018, information regarding the compensation awarded to, earned by or paid to our named executive officers ("NEOs"), which for 2019 consisted of:

•	H. Lawrence Webb, our Executive Chairman and former Chief Executive Officer,
•	Leonard S. Miller, our President and current Chief Executive Officer ("CEO"),
•	John M. Stephens, our Executive Vice President and Chief Financial Officer ("CFO"), and
•	Thomas Redwitz, our former Chief Investment Officer.

Name and Principal Position(1)	Year	Salary	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-equity Incentive Plan Compensation	All Other Compensation(4)	Total
H. Lawrence Webb Executive Chairman	2019	$623,077	--	$195,148	$198,856	--	$10,450	$1,027,531
	2018	$692,308	--	$909,989	--	--	$10,490	$1,612,787
Leonard S. Miller President and Chief Executive Officer	2019	$557,692	$225,000	$542,495	$182,284	--	$12,348	$1,519,819
	2018	$484,615	$175,000	$399,982	--	--	$21,063	$1,080,660
John M. Stephens Executive Vice President and Chief Financial Officer	2019	$515,385	$200,000	$520,792	$145,827	--	$18,321	$1,400,325
	2018	$500,000	$175,000	$399,982	--	--	$20,945	$1,095,927
Thomas Redwitz Former Chief Investment Officer	2019	$105,769	--	--	--	--	$1,280,216	$1,385,985
	2018	$550,000	--	$439,986	--	--	--	$989,986

 _________________

(1)

Effective August 30, 2019, Mr. Webb transitioned from the Company’s CEO to the Company’s Executive Chairman and Mr. Miller transitioned from the Company’s Chief Operating Officer to its CEO. Effective March 1, 2019, Mr. Redwitz retired and resigned from his position as Chief Investment Officer of the Company.

(2)	Amounts reflect discretionary bonuses paid to our NEOs for 2018 and 2019 performance.
(3)

With respect to 2019, amounts reflect the grant date fair value of the restricted stock units, or RSUs, and stock options granted to the NEOs, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718.  The 2019 option awards were assigned a fair value of $2.43 per share on the date of grant using the Black-Scholes option pricing model.  We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in Note 13, Stock-Based Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on February 14, 2020. In 2018, our NEOs were granted both RSUs and performance share units, or PSUs. For 2018, the grant date fair value of each PSU award assumes that performance measures are achieved at the target. The Compensation Committee determined that, as of December 31, 2019, the performance objectives for such PSUs had not been met and therefore the PSUs did not vest and were forfeited. The grant date values associated with the PSUs above that were forfeited are $545,993, $239,989, $239,989, and $263,991 for Messrs. Webb, Miller, Stephens, and Redwitz, respectively.

(4)

Amounts shown in this column represent other compensation in the form of (A) 401(k) match in 2019 for Mr. Miller of $1,538 and for Mr. Stephens of $8,202 and (B) cell allowance, auto allowance and toll reimbursements that were $10,000 or more in the aggregate. Amounts also include, for Mr. Redwitz, consulting fees in the amount of $100,000, a severance payment of $1,100,000, accrued vacation payout of $63,462 and health benefits reimbursement of $15,354, all payable pursuant to a consulting agreement and/or separation agreement entered into with Mr. Redwitz in connection with his resignation.

Narrative to Summary Compensation Table

Components of Compensation

The individual components of our executive compensation program consist primarily of (i) base salary, (ii) annual cash-based bonus opportunities, (iii) long-term equity incentives and (iv) retirement savings opportunities and limited other employee benefits.  The Company’s compensation program for its NEOs is intended to attract and retain qualified executives for the Company through fluctuating business cycles, provide them with incentives to achieve our strategic, operational and financial goals, increase shareholder value and reward long-term financial success.

Summary of Our Compensation Design and Governance Practices

What We Do

✔	Incentivize Long-Term Performance: We grant equity awards to motivate long-term performance and to align the interests of our executive officers with those of our stockholders.
✔

Maintain Rigorous Stock Ownership Guidelines: Our minimum stock ownership guidelines encourage ownership and further align the interests of our executive officers with those of our stockholders (i.e., 6x base salary for our Executive Chairman, 3x base salary for the CEO, and 2x base salary for all other NEOs).

✔

Balance Short-Term vs. Long-Term Compensation: We balance short-term compensation with long-term compensation to focus our senior executives on the achievement of both operational and financial goals and longer-term strategic objectives.

✔	Independent Consultant: Since our initial public offering in 2014, our Compensation Committee has engaged an independent compensation consultant that does not provide any other services to us.
✔	Clawback Policy: We have a policy that provides for recoupment of incentive compensation in the event of an accounting restatement as a result of misconduct of an executive officer.
✔

Prohibit Hedging and Pledging: We have an anti-hedging policy applicable to all employees (including our executive officers and directors) that prohibits purchases of our stock on margin, calls or similar options on our stock, or selling our stock short; we also have an anti-pledging policy.

✔

Appropriate Severance: We provide an appropriate level of severance protection (including termination in connection with a change in control) to ensure continuity of service and alignment of the executive’s interests with those of stockholders.

✔	Equity Grant Timing Policy: We have adopted a policy regarding the timing of equity grants.

What We Do Not Do

Provide Single-Trigger Change in Control Features in any Outstanding Compensation Program
Provide Tax Gross Ups on Change in Control or other Benefits
Provide Excessive Executive Perquisites
Guarantee Base Salary Increases or Incentive Payments for Named Executive Officers
Permit Re-Pricing of Underwater Stock Options without Stockholder Approval

Role of the Compensation Committee

The Compensation Committee is responsible for reviewing and approving, on an annual basis, the corporate goals and objectives with respect to the compensation of our NEOs, as described in the Compensation Committee Charter. The Compensation Committee relies on its own review and the advice of its independent compensation consultant in establishing executive officer pay. The Compensation Committee seeks the input of the CEO and in some cases, the full Board, in making executive officer pay decisions, but all decisions are made by the Compensation Committee.

Independent Compensation Consultant to the Compensation Committee

The Compensation Committee has engaged SBCG as its independent compensation consultant. SBCG’s duties include preparation of material for the Compensation Committee's executive officer pay analysis, review of our peer group, recommendations for non-employee director compensation, discussion and analysis of potential incentive programs, risk assessment of the Company’s compensation programs, and work on behalf of the Compensation Committee to review management's recommendations to the Compensation Committee about executive officer pay matters. In analyzing market compensation data for executives at public homebuilders, SBCG typically regresses such peer data to the Company’s size given that most public homebuilders are significantly larger than the Company, particularly given consolidation in the industry in recent years.

For more information about the role of the Compensation Committee and its use of its Independent Compensation Consultant, see “Corporate Governance—Board Committees—Compensation Committee”.

Pay Design and Compensation Elements

The Company completed its initial public offering in 2014. Since 2014, the Company has had an independent compensation committee that has been advised by SBCG, our independent compensation consultant.  The Company’s NEOs were initially made up of the Company’s four founders, H. Lawrence (Larry) Webb, Wayne Stelmar, Thomas Redwitz, and Joe Davis.  Over several years, these founders have transitioned and/or retired and the Company hired John Stephens as its CFO in mid-2015 and Leonard Miller, as Chief Operating Officer, in 2017. In August 2019, Mr. Webb transitioned from his role as CEO to Executive Chairman, and Mr. Miller succeeded him, becoming President and CEO. From its beginnings, as a founder-led company to its current structure, the Company’s compensation design elements have matured. For example, the Company instituted use of performance-based equity in its long term incentive program starting in 2018. However, for the 2019 compensation year, the Company and its Compensation Committee have been cognizant of challenges in the Company’s operational environment, including changes in the housing market, particularly for higher priced housing in California and the transition to more affordable product offerings. These factors contributed to its executive compensation decisions for 2019, including its decision to set bonus target opportunities at 50% for meeting target performance and utilize options vs. PSUs to allow for a longer time frame to meet objectives.

Our compensation programs have been comprised of the following compensation elements:

•

Base salary. The base salaries of our executive officers are intended to provide a competitive level of fixed compensation in order to attract, retain and motivate talented executive officers. Base salaries are generally set based on each executive officer's responsibilities, performance, skills, and experience as compared with relevant market data.

•

Annual Incentive Program. In furtherance of our compensation philosophy to award incentive bonuses based on performance, we design our annual incentive programs to motivate and reward executive officers for achieving pre-established company performance objectives (which has traditionally been a pre-tax income target).

•

Long-term Incentive Awards. The Compensation Committee believes that a significant portion of each executive officer's compensation should be in the form of long-term equity incentive compensation. While our annual incentive programs reward executive officers for actions that impact short- and mid-term performance, the Compensation Committee recognizes that long-term equity incentive awards also serve the interests of our stockholders by:

o	giving these key employees the opportunity to participate in the long-term appreciation of our common stock;
o

encouraging executive officers to create and sustain stockholder value over longer periods because the value of equity awards is directly attributable to changes in the price of our common stock over time; and

o	promoting executive officer retention because the full value of equity awards cannot be realized until vesting occurs, which generally requires continued employment for multiple years.

Overview of 2019 Executive Compensation and Compensation Philosophy

As a result of a challenging operational environment in late 2018 due to, in part, a change in the markets in which the Company builds (particularly in California), the Company’s transition to more affordable product offerings, and legacy assets with lower returns, the Company was required to take approximately $30 million in impairments and did not meet its short-term performance goals for the fiscal year 2018. Due to this changing operational environment, during 2019, the Company shifted some of its focus to strengthening its balance sheet, improving cash flow generation, and deleveraging. Accordingly, in early 2019, the Compensation Committee sought to reduce executive compensation spend and take into account the importance of other goals of the Company, including deleveraging and increasing cash flow, as well as the lower levels of projected profitability due to the drop in demand for higher end housing in California, and accordingly implemented various changes to the executive compensation structure in early 2019, including:

•	Targeted bonus payouts for the 2019 bonus program were set at 50% of the executives’ historical targeted cash bonuses for meeting the annual pre-tax income target.
•

In response to low stock trading price, the grant date value of the February 2019 annual stock grants was reduced to less than 50% of the prior year’s grant in an effort to reduce the dilutive impact of equity-based compensation to the Company's stockholders.

•

Due to a shift in focus for 2019 to reducing leverage and increasing cashflow and in the interest of executive retention to offset meaningfully lower compensation for the year, the committee granted a combination of time-based RSUs and options instead of time-based RSUs and performance-based share units (“PSUs”) to allow longer runway for Company to achieve its goals (i.e., a ten year option exercise period vs. a PSU strictly tied to specific profitability measures over a 2-3 year period). The Committee also considered the fact that the 2-year goals set for the PSUs granted in 2018 were unlikely to be met by the end of 2019 as a result of the impairments and change in market and thus none of such PSUs were likely to vest.

Later in the year, in August 2019, Mr. Miller succeeded Mr. Webb as CEO (the “CEO Transition”). At that time, Mr. Stephens was also promoted to Executive Vice President in addition to continuing as CFO. Mr. Webb transitioned to the role of Executive Chairman.  While still focused on the goal of reducing executive compensation spend in light of the Company’s operational environment, the Committee believed it was also appropriate in connection with the CEO Transition to ensure officer continuity and retention following the change in leadership. Therefore, Messrs. Miller and Stephens received increases to their base salaries, their employment agreements were renewed for an additional three-year term, and they each received 100,000 RSUs which cliff vest on the third anniversary of August 1, 2019. Mr. Webb’s salary was reduced commensurate with his reduction in responsibilities in his new role. The Committee made these decisions to ensure the long-term retention and continued leadership by Messrs. Miller and Stephens particularly following the CEO Transition.

2019 Compensation Decisions by Compensation Element

Base Salary

The Compensation Committee reviews executive compensation and formally approves the compensation program for the year typically during its February meeting. Typically, base salary increases, if any, are determined at this meeting. The Compensation Committee approved an increase in the annual base salary for Mr. Miller from $500,000 to $550,000, effective upon the first pay period following February 11, 2019, due to his promotion to President and assumption of all day-to-day aspects of the Company's operations. In an effort to reduce executive compensation spend for the 2019 fiscal year, the Committee determined not to increase base salaries for the other NEOs during its February 2019 meeting.

As discussed above, in August 2019, Mr. Webb transitioned from CEO to Executive Chairman and Mr. Miller assumed the role of CEO in addition to his role as President. Also, in connection with this planned succession, Mr. Stephens was promoted to Executive Vice President in addition to his current role of CFO in acknowledgment of his contributions to the Company as well as his additional leadership required to aid in the transition of Mr. Miller to a public company CEO role.  As a result of the CEO Transition, the Committee approved $50,000 increases to each of the salaries for Messrs. Miller and Stephens.

SBCG provided our Compensation Committee and Board with advice, including compensation data related to executives at public homebuilders, which the Compensation Committee considered in making its salary determinations.

Named Executive Officer	August 2019 Base Salary	February 2019 Base Salary	2018 Base Salary	% Change*
H. Lawrence Webb	$450,000	$700,000	$700,000	(36)%
Leonard S. Miller	$600,000	$550,000	$500,000	20%
John Stephens	$550,000	$500,000	$500,000	10%
Thomas Redwitz	$-(1)	$-(1)	$550,000	n/a

* Percentage increase/decrease from 2018 to August 2019, when the transition occurred.

 _________________

(1)	In February 2019, Mr. Redwitz notified the Board of his retirement and resignation as Chief Investment Officer, effective March 1, 2019. Accordingly, his base salary was not evaluated or changed in 2019.

Annual Cash Incentive

In 2019, each of the NEOs participated in an annual bonus compensation program under our Executive Incentive Compensation Plan (the “2019 Annual Incentive Program”). Under this bonus program, each NEO was eligible to receive a cash bonus based on achievement of a pre-established pretax income goal for 2019 (the “2019 Target Performance”). Target bonuses are based on a percentage of the executive’s base salary. In 2018, for our CEO, the target cash bonus was 200% of base salary and for our other executive officers was 100% of base salary ("Historical Cash Targets"). For the 2019 Annual Incentive Program, the Compensation Committee set the target bonuses at the Historical Cash Targets (i.e. $1,400,000 for Mr. Webb, $550,000 for Mr. Miller and $500,000 for Mr. Stephens) (“Target Bonus”). Then, solely for purposes of bonus payouts for 2019 performance under the 2019 Annual Incentive Program and in an effort to reduce executive compensation spend for the 2019 fiscal year, applied a 50% discount factor (i.e. 50% of the Historical Cash Targets) for achieving 100% of the target level of 2019 Target Performance (the “Modified Target Bonus”).

The 2019 target bonuses were initially approved in February 2019. Subsequently, in connection with the CEO Transition and in consultation with SBCG, including a review of market data for executives at public homebuilders, the Compensation Committee determined to increase Mr. Miller’s bonus target to 120% of his new base salary (increased from 100% of base salary in his prior role) and Mr. Webb’s bonus target was reduced to $550,000 (or approximately 122% of his new base salary).  Mr. Stephens’ bonus target as a percentage of salary remained unchanged at 100%, but increased in amount due to his increase in salary.  In each of the foregoing cases, the revised bonuses applied pro rata from the effective date of the CEO Transition through year end. In addition, consistent with the 2019 Annual Incentive Program approved in February 2019, the NEO bonuses were only to be funded at 50% for achieving the Company’s pretax income goal (i.e., the payout for meeting target performance is 50% of the bonus target).  A summary of the potential bonus payouts for meeting 2019 Target Performance for each of the executive officers is summarized below:

Named Executive Officer	2019 Modified Target Bonus ($)	2019 Modified Target Bonus (as % of Base Salary)
From January 1, 2019 – August 29, 2019
H. Lawrence Webb	$700,000	100%
Leonard S. Miller	$275,000	50%
John Stephens	$250,000	50%
Thomas Redwitz(1)	n/a	n/a

From August 30, 2019 – December 31, 2019
H. Lawrence Webb	$275,000	61%
Leonard S. Miller	$360,000	60%
John Stephens	$275,000	50%
Thomas Redwitz(1)	n/a	n/a

 _________________

(1)	In February 2019, Mr. Redwitz notified the Board of his retirement and resignation as Chief Investment Officer, effective March 1, 2019. Accordingly, Mr. Redwitz was not eligible to participate in the bonus program.

The Committee established threshold, target, and maximum goals for pretax income shown in the table below. Payouts for achievement between goals is determined by straight line interpolation, with no payout for achievement below the threshold goal. The threshold goal in 2019 was established at 40% of the target goal. In prior years, the threshold goal was established at 75% of target, but in 2019, the Committee, in consultation with SBCG, determined that a lower threshold was appropriate given the lower Modified Target Bonuses and the Company’s operational and market challenges.

Performance	% of Target Performance Goal	Payout (% of Target Bonus)
Maximum	> 200%	100%
	150%	75%
Target	100%	50%
	70%	35%
Threshold	40%	20%
< Threshold	< 40%	0%

In addition, the Compensation Committee had the discretion to adjust each payout by +/- 30% of the Historical Cash Target amounts based on an assessment at the end of the year on the NEOs’ contributions to reducing leverage, increasing cash flow, and other strategic decisions. By way of example, achieving 100% of the 2019 Target Performance would result in funding at 50% of Historical Cash Targets and the Compensation Committee would have discretion to adjust down to 35% or up to 65% of such Historical Cash Targets.

For 2019, the Company did not achieve the threshold pretax income goal and accordingly, the annual bonus compensation program yielded no bonuses to any of the NEOs.  In early February 2020, the Compensation Committee, in consultation with the full Board and SBCG, determined that, notwithstanding that the 2019 incentive threshold had not been met, that management had made significant progress with respect to important strategic goals of the Company in 2019, including generating $121.3 million of cash flow from operations, reducing the Company’s net debt-to-capital ratio by 980 basis points to 49.2%, and successfully negotiating an extension of its unsecured credit facility, among others.  The Committee considered that the failure to meet the pretax income goal was in large part attributable to their efforts to reduce leverage and increase liquidity (at the expense of margin), as well as market conditions in California and the impact of legacy assets which produced lower margins and returns and inventory impairments. The Committee also considered the importance of retaining management during a more challenging operational environment for the Company and due to the recent leadership transition. In addition, the Committee further noted that due to Mr. Webb’s high stock ownership and his status as a founder, that retention was less of a concern with respect to Mr. Webb. Accordingly, the Committee determined not to pay Mr. Webb, who had been CEO for a majority of the year, any bonus, but determined to pay Messrs. Miller and Stephens discretionary bonuses of $225,000 and $200,000, respectively, in the interest of executive retention and to acknowledge their continued value to the Company and respective contributions in 2019.

Equity Compensation

Overview and Background

As discussed in “--Overview of 2019 Compensation and Compensation Philosophy” above, due to a challenging operational environment in late 2018, the Company did not meet its short-term performance goals for the fiscal year 2018 and also did not anticipate that it would meet the 2019 goals set for the PSUs granted in 2018.  As a result, the Committee determined to reduce the grant date value of the equity awards to executives in order to reduce executive compensation spend and the dilutive impact to shareholders. In the interest of still providing a meaningful incentive to executives, the Committee decided to grant stock options instead of PSUs to give executives a longer runway to achieve its goals (i.e. a ten year option exercise period vs. a PSU tied to specific financial measures over a 2-3 year period).

Annual awards are usually granted based on a specified dollar amount, with the number of shares for each award determined by dividing the dollar amount by the closing market price of our stock on the grant date, rounded down to the nearest whole unit.  When making the determinations for 2019 equity grants, the Committee started with the framework they had adopted for the equity program in 2018. In 2018, the Committee, in consultation with SBCG, established target long-term incentive values for each NEO as follows: $910,000 for Mr. Webb, $400,000 for Mr. Miller, $400,000 for Mr. Stephens, and $440,000 for Mr. Redwtiz utilizing a formula of 130% of base salary for Mr. Webb, as CEO, and 80% of base salary for the other executive officers. To determine the number of shares granted to each executive, the Committee used the closing price per share of the Company’s common stock two trading days following the 2017 fiscal earnings release (February 16, 2018 at a price of $11.68/share), in accordance with our equity grant timing policy. In 2018, the equity awards were comprised 60% of PSUs and 40% time-based RSUs.

February 2018 Long-Term Incentive Awards and Values
Named Executive Officer	Target Value of PSUs	Number of Target PSUs	Target Value of RSUs	Number of RSUs
H. Lawrence Webb	$546,000	46,746	$364,000	31,164
Leonard S. Miller	$240,000	20,547	$160,000	13,698
John Stephens	$240,000	20,547	$160,000	13,698
Thomas Redwitz	$264,000	22,602	$176,000	15,068

       February 2019 Grants

In February 2019, the committee established the following target long-term incentive values for each NEO: $600,000 for Mr. Webb, $550,000 for Mr. Miller (using a formula of 100% of his base salary), and $440,000 for Mr. Stephens (using a formula of 88% of his base salary). The Committee established Mr. Webb’s 2019 equity target in consideration of his impending Executive Chairman role rather than as a formula of his salary as CEO.  Mr. Redwitz did not receive any equity awards on account of his retirement and resignation from the Company effective March 1, 2019.

Since the Company’s stock price at the time of grant in February 2019 was trading significantly below the February 2018 levels, during its February 2019 meeting, the committee decided to utilize the Company’s stock price at the time of the February 2018 grants ($11.68) to determine the number of RSUs and approximate the number of options to be granted in February 2019 to reduce the year-over-year dilutive impact of the NEOs’ equity grants to stockholders. Since the share price on the date of grant was $5.76, the aggregate grant date fair value of each of the NEOs’ equity grants were well below their indicated target values.

In the interest of executive retention and to allow for a more meaningful incentive and longer runway for the Company to achieve its goals (i.e. a ten year option exercise period vs. a PSU tied to specific financial measures over a 2-3 year period), the committee determined to grant executives a mix of time-based RSUs and stock options, as opposed to a mix of RSUs and PSUs. The award comprised approximately 37% RSUs and 63% options, with options in 2019 taking the place of PSUs from the mix in 2018. The committee granted such stock options and RSUs on February 20, 2019 (two trading days following our 2018 fiscal year-end earnings release in accordance with the Company's equity grant practices policy).   These RSU and stock option awards vest in equal annual installments on each of the first, second and third anniversaries of the grant date, subject to the grantee’s continuous service with the Company. The table below summarizes the equity awards and associated values of the February 2019 grants all of which were granted under the Company’s Amended and Restated 2016 Incentive Award Plan (the “2016 Plan”).

February 2019 Long-Term Incentive Awards and Values
Named Executive Officer	Number of RSUs	Number of Stock Options	Target Long-Term Incentive Value	Grant Date Value of Award(1)
H. Lawrence Webb	20,548	81,801	$600,000	$317,213
Leonard S. Miller	18,836	74,984	$550,000	$290,780
John Stephens	15,068	59,987	$440,000	$232,619
Thomas Redwitz	n/a	n/a	n/a	n/a

_________________

(1)

Amounts reflect the grant date fair value of the restricted stock units, or RSUs, and stock options granted to the NEOs, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718.

August 2019 Grants

As discussed above, in August 2019, the Company’s CEO (and founder), Mr. Webb, transitioned from CEO to Executive Chairman, and Mr. Miller was promoted from Chief Operating Officer to CEO.  In connection with this transition, the Compensation Committee, in consultation with the Board and SBCG, determined to grant each of Messrs. Miller and Stephens 100,000 RSUs with a three-year cliff vest to promote a smooth CEO Transition and encourage continuity of leadership with Messrs. Miller and Stephens.  Mr. Webb transitioned to Executive Chairman effective August 30, 2019. The Board had originally anticipated that the transition would occur earlier in the year, but due to market challenges, the Board and Mr. Webb determined it was best to postpone the transition for a few quarters. The Compensation Committee determined to grant Mr. Webb an additional 17,694 RSUs, also with a three-year cliff vest, to account for the fact that he had remained CEO longer than was anticipated in February.  All such grants were made on August 1, 2019, which, in accordance with the Company’s equity grant practices policy, was two trading days following our 2019 second quarter earnings release following committee approval.

The total number and grant date values of shares underlying each stock option and RSU granted to the NEOs for the full year 2019 is set forth in the table below:

2019 Long-Term Incentive Awards and Values
Named Executive Officer	Value of RSUs(1)	Number of RSUs	Value of Stock Options(1)	Number of Stock Options	Total Value of 2019 Award(1)
H. Lawrence Webb	$195,148	38,242	$198,856	81,801	$394,004
Leonard S. Miller	$542,495	118,836	$182,284	74,984	$724,779
John Stephens	$520,792	115,068	$145,827	59,987	$666,619
Thomas Redwitz	n/a	n/a	n/a	n/a	n/a

 _________________

(1)

Amounts reflect the grant date fair value of the restricted stock units, or RSUs, and stock options granted to the NEOs, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718.

Equity Grant Agreements

Starting in February 2017, our named executed officers have been granted RSUs under the 2016 Plan. At its February 2019 meeting, the Compensation Committee approved a form of RSU Agreement (the "2019 RSU Agreement") and a form of stock option agreement ("2019 Stock Option Agreement") pursuant to which it made its equity grants to executive officers under the 2016 Plan. See "--Executive Compensation Arrangements Upon Certain Departures" on page 24 for a detailed discussion of accelerated vesting upon certain departures from service with us. In addition, starting in 2018, the Company's RSU grant agreements provide that dividend equivalent payments are only be made if the underlying RSUs vest.

2018 Performance Share Units

As mentioned above, in February 2018, the Compensation Committee granted PSUs to the NEOs. The Compensation Committee selected two metrics for the PSUs: average return on equity and cumulative earnings per share, each weighted 50%. Both metrics were measured over a two-year performance period which commenced on January 1, 2018 and ended on December 31, 2019. The vesting, if at all, of these PSUs was based percentage attainment of specified threshold, target, and maximum performance objectives as set forth in the table below:

% of Target	% of Shares Earned
120%	150%
100%	100%
80%	50%
<80%	0%

In February 2020, the Compensation Committee, in consultation with management and the Board, determined that the performance objectives had not been met and therefore the PSUs did not vest and were forfeited.

Redwitz Separation and Consulting Agreements

Effective March 1, 2019, Mr. Redwitz resigned as Chief Investment Officer and executed a separation agreement and general release of claims with the Company pursuant to which Mr. Redwitz received a cash severance payment of $1,100,000, payable in a single cash lump sum, as well as company-paid continued healthcare coverage to the earlier of (i) the twelve-month anniversary of March 1, 2019 or (ii) the date that Mr. Redwitz obtains substantially similar health care coverage. Under the separation agreement, Mr. Redwitz forfeited any Company equity awards, to the extent unvested as of the March 1, 2019 effective date.

Also effective March 1, 2019, Mr. Redwitz and the Company entered into a consulting agreement pursuant to which Mr. Redwitz serves as a consultant to the Company for an initial one-year term commencing on the Effective Date, subject to continuation by the mutual agreement of Mr. Redwitz and the Company. Under the consulting agreement, Mr. Redwitz receives the following payments and benefits: (i) a monthly consulting fee of $10,000, (ii) each outstanding vested Company stock option held by Mr. Redwitz as of the Effective Date (each, a "Pre-Consulting Stock Option") will remain outstanding and exercisable in accordance with its terms (based on Mr. Redwitz’s continued provision of consulting services thereafter rather than continued employment) and (iii) reimbursement for reasonable business expenses incurred in connection with the provision of consulting services in accordance with Company policy. As of March 1, 2020, the Company and Mr. Redwitz agreed to continue operating under the terms of the consulting agreement on a month to month basis. For the months April 2020 and May 2020, the Company and Mr. Redwitz have agreed to a reduced consulting fee of $5,000 per month.

If the consulting agreement and Mr. Redwitz’s consulting services are terminated by either party for any reason (other than by the Company for cause), including due to the Company’s decision not to renew the agreement, then each remaining Pre-Consulting Stock Option will remain exercisable for three months following the termination date (but in no event beyond the maximum term of the option).

Each of the separation agreement and the consulting agreement also requires Mr. Redwitz’s continued compliance with restrictive covenants and the Company’s continued compliance with indemnification and insurance obligations each included in Mr. Redwitz’s employment agreement.

Equity Grant Practices

It is the Company's policy that equity grants generally occur on pre-established dates, with employee annual grants generally occurring on the date that is two full trading days after the public release of fiscal year-end earnings, or (if during a time not around our fiscal year-end or quarterly earnings release) the Monday following the date the Compensation Committee approves the awards. The Compensation Committee approves annual awards for all employees. All new hire and promotion grants are also approved by the Compensation Committee. Such awards are generally made effective on the latest of (i) approval by the Compensation Committee, (ii) the employee’s date of hire/promotion or (iii) as of the first open trading day under the Company’s insider trading policy after the employee’s date of hire/promotion if such hire/promotion date is not open for trading under the Company’s insider trading policy, as applicable. Annual and initial awards for non-employee directors are approved by the Company’s Board of Directors, which may include automatic grants under a director compensation program or policy approved by the Board. Annual awards for directors are generally granted on the date of the applicable annual shareholder meeting. Initial awards are generally granted on the date the new director is appointed or elected to the Board, if such appointment date is a date that is open for trading under the Company’s insider trading policy, or as of the first open trading day after the new director is appointed or elected if such date is not open for trading under the Company’s insider trading policy. Annual awards are usually granted based on a specified dollar amount, with the number of shares for each award determined by dividing the dollar amount by the closing market price of our stock on the grant date, rounded down to the nearest whole unit; however in 2019 and 2020, the Compensation Committee fixed the number of shares to be granted to executives on the grant date in an effort to control the dilutive effect on stockholders.

Clawback Policy

The Company maintains a clawback policy which requires certain cash and equity incentive compensation to be repaid to the Company by current and former executive officers meeting the definition set forth in Rule 16a-1(f) of the Exchange Act ("Covered Persons") if awarded in the event of the Company being required to prepare an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws as a result of willful, fraudulent, intentional or grossly negligent misconduct by such Covered Person or by the Company. The Clawback Policy also authorizes the Compensation Committee to recoup incentive compensation, including time-based equity, from any of the Company's employees and Covered Persons (a "grantee") in the event such grantee has engaged in "detrimental conduct" (including, among other things, the commission of an act of fraud, the unauthorized removal of Company property, any acts of violence, improper disclosure of Company information, failure to perform duties as described in a written document, a material breach of the Company's Code of Business Conduct and Ethics, any other act or omission which constitutes "cause" for termination under an individual's employment or severance agreement, if any) for a period of 24 months following the date of the occurrence of such detrimental conduct. The Compensation Committee is authorized to implement and interpret the Company's Clawback Policy.

Employment Agreements

The Company has entered into employment agreements with each of Messrs. Webb, Miller, and Stephens.  The employment agreement for Mr. Redwitz was terminated in connection with his separation as discussed above.  Each of the other NEO’s employment agreements was amended and restated as of August 30, 2019 in connection with the CEO Transition (the “Amended Employment Agreements”).  In connection with Mr. Webb’s transition to Executive Chairman of the Company, Mr. Webb’s Amended Employment Agreement provides for an annual base salary of $450,000 per year, decreased from $700,000. Additionally, in connection with Mr. Miller’s promotion to Chief Executive Officer of the Company, Mr. Miller’s Amended Employment Agreement provides for an annual base salary of $600,000, increased from $550,000. Finally, in connection with Mr. Stephens’ promotion to Executive Vice President, Mr. Stephens’ Amended Employment Agreement provides for a base salary of $550,000 per year, increased from $500,000.  The term of the Amended Employment Agreement for Mr. Webb will continue until August 30, 2020 and the terms of the Amended Employment Agreements for Messrs. Miller and Stephens will continue until August 30, 2022, in each case, unless earlier terminated. The Amended Employment Agreements are subject to automatic one-year renewal terms unless either the Company or the executive gives written notice of termination, in the case of Messrs. Miller and Stephens, at least 180 days prior to the end of the applicable term, or in the case of Mr. Webb, at least 90 days prior to the end of the applicable term. Further, the Amended Employment Agreements provide that if a change in control of the Company occurs, the term will automatically be extended to, in the case of Messrs. Miller and Stephens, the second anniversary of the change in control, or in the case of Mr. Webb, the anniversary of the change in control. See "--Executive Compensation Arrangements Upon Certain Departures" on page 24 for a detailed discussion of accelerated vesting upon certain departures from service with us.

The Amended Employment Agreements also provide for:

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals;
•	eligibility for equity-based compensation awards on the same terms and conditions as other senior executive officers; and
•	participation in any employee benefit plans and programs that are maintained from time to time for our other officers.

The Amended Employment Agreements also contain customary employee non-solicitation provisions that apply during the term of the agreements and for two years after the termination of the executive’s employment. The Amended Employment Agreements also contain standard confidentiality provisions that apply during the term of the agreements and after the termination of the executive’s employment.

Other Elements of Compensation

We maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions vest ratably depending on length of service with the Company.

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including: medical, dental and vision benefits; medical and dependent care flexible spending and health savings accounts; short-term and long-term disability insurance; and life insurance. We believe these health and welfare benefits are necessary and appropriate to provide a competitive compensation package to our NEOs and employees generally.

During the 2019 fiscal year, certain members of management, including NEOs, are eligible for up to $1,200 in reimbursements annually for mobile phone usage and a car allowance of up to $7,200 annually. NEOs may also be reimbursed for highway toll charges.

We do not maintain any defined benefit pension plans or nonqualified deferred compensation plans.

No Tax Gross-Ups

We do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation paid or provided by us.

Executive Compensation Arrangements Upon Certain Departures

Under the current employment agreements with our NEOs, we pay the following amounts upon qualifying departures from service with us. We may terminate the employment of such individuals at any time with or without cause, and the executive may terminate his employment with or without good reason. As described above under "Redwitz Separation and Consulting Agreements," in connection with his resignation, Mr. Redwitz's employment agreement was terminated effective March 1, 2019.

Termination for cause or resignation without good reason.

If we terminate an executive's employment for cause, or if the executive officer resigns without good reason, the executive officer will be entitled to receive any earned but unpaid annual base salary, any earned but unpaid prior-year bonus, reimbursement of expenses incurred prior to the date of termination, accrued vacation and any other paid-time-off and any benefits that have been earned and accrued prior to the date of termination (referred to as the "Earned Benefits").

Termination without cause or resignation for good reason or due to disability or death; Termination in the event of a Change in Control

Employment Agreements. If we terminate an executive officer’s employment without cause or if the executive officer terminates his employment for good reason or due to disability or death, the executive officer will be entitled to receive the Earned Benefits. In addition, the Amended Employment Agreements also provide for severance in the event of a termination without “cause” or for “good reason”, each as defined in the Amended Employment Agreements, including on or within 24 months following a change in control (such termination a “CIC Termination”), such that the executive is entitled to one times (or, for a CIC Termination, two times), the sum of (i) his annual base salary plus (ii) the greater of his target cash bonus or an average of the last three years cash bonus. In the event of a termination without cause or for good reason, including a CIC Termination, or due to death or “disability”, as defined in the Amended Employment Agreements, the executive and his dependents are entitled to Company-paid healthcare continuation coverage for up to 12 months after the termination date. Receipt of the foregoing severance benefits or payments is subject to the delivery and non-revocation of a general release of claims in favor of the Company.  Further, the Amended Employment Agreements provide that if a change in control of the Company occurs, the term automatically will be extended to, in the case of Messrs. Miller and Stephens, the second anniversary of the change in control, or in the case of Mr. Webb, the anniversary of the change in control.

Equity Award Agreements. Our forms of RSU, stock option and PSU agreements provide for accelerated vesting in the event of certain executive departures.

All RSUs granted to executives that are currently outstanding have been granted under the 2016 Plan. The agreements under the 2016 Plan do not provide for vesting upon the executive's retirement or  “single trigger” vesting immediately prior to a change in control. On February 11, 2019, the Compensation Committee adopted a revised form of restricted stock unit award agreement, the 2019 RSU Agreement, for RSUs granted to the executive officers commencing in 2019 under the 2016 Plan. The 2019 RSU Agreement differs from prior RSU agreements in that it provides that in the event the grantee’s employment is terminated without "cause" or for "good reason", in either case, on or within 24 months following a change in control, then the restricted stock units will accelerate and become fully vested as of the date of termination. The Compensation Committee also approved an amendment to restricted stock unit awards granted pursuant to the Company’s 2014 Long Term Incentive Plan or the 2016 Plan that are outstanding as of February 11, 2019, such that the awards will vest in full on a termination of service without "cause" or for "good reason", in either case, that occurs on or within 24 months following a change in control.

Under our 2019 Stock Option Agreement, upon the executive’s termination of service without "cause" or for "good reason", or a termination of service due to death or disability, then the stock option will vest and become exercisable with respect to the number of shares underlying the option that would have become vested and exercisable on the first vesting date after such termination of service, had the executive remained in service through such date. However, if such termination without cause or for good reason occurs on or within 24 months following a change in control, then the option will accelerate and become fully vested and exercisable as of the date of termination. If the executive’s service is terminated due to his "retirement", then the option will vest and become exercisable with respect to the number of shares underlying the option equal to (i) the number of shares underlying the option that would have become vested and exercisable on the first vesting date after such termination of service, had the executive remained in service through such date, multiplied by (ii) the product of (A) 1/12, and (B) the number of whole months between the vesting date immediately preceding such termination of service and the date of termination.

Finally, under our form of PSU Agreement, if the executive experiences a termination of employment without "cause" or for "good reason" or due to death or disability during the performance period, then, unless otherwise agreed, the executive will vest in the target number of PSUs associated with the applicable performance goal (“Target PSUs”), pro-rated based on the amount of time the executive was employed over the performance period. If any such termination occurs following the performance period but prior to full vesting, the executive will vest in a pro-rated number of PSUs that remain outstanding and unvested as of the termination date. If the executive’s employment is terminated due to his "retirement" during the performance period, then the PSUs will remain outstanding and eligible to vest based on the achievement of performance goals, and will be pro-rated based on the amount of time the executive was employed over the performance period. If a change in control occurs following the executive’s retirement, then the pro-ration will be applied to the Target PSUs. If the executive’s employment is terminated due to his "retirement" after the performance period, the executive will vest in a pro-rated number of PSUs that remain unvested as of his retirement. If the Company undergoes a change in control during the performance period and the award is not assumed, then the executive will vest in the Target PSUs. In the event the award is assumed in connection with a change in control, then the Target PSUs will performance-vest and will remain outstanding to vest as to 50% of the Target PSUs on the last day of the performance period and the first anniversary thereof, subject to the executive's continued service. If the Company undergoes a change in control after the performance period and the award is not assumed, the executive will vest in the number of PSUs that remains unvested as of such change in control.

Prohibitions on Hedging and Pledging Company Stock

In order to avoid creating conflicts between an executive's interests and those of other stockholders, our Insider Trading Policy prohibits all covered persons, including executives, from hedging the economic risk of owning Company shares and does not allow pledging of Company stock.

Executive Stock Ownership Guidelines

In November 2016, the Compensation Committee adopted stock ownership guidelines applicable to the Chief Executive Officer and all other executive officers. These guidelines were modified on August 30, 2019 in connection with the CEO Transition. Under these guidelines, as amended, each executive officer must hold 100% of all "net shares" received from the vesting, delivery or exercise of equity awards granted by us until the executive beneficially owns shares of our common stock equal to six times base salary, in the case of the Executive Chairman, three times base salary, in the case of the Chief Executive Officer, and two times the base salary in the case of any other executive officer (the "executive ownership threshold"). The "net shares" means those shares of common stock that remain after payment, as applicable, of (i) the exercise price of stock options or purchase price of other awards and all applicable withholding taxes, including shares sold or netted with respect thereto, and (ii) all applicable transaction costs. To determine the number of shares required to meet the executive ownership threshold, we use (1) with respect to shares of Company common stock underlying equity awards granted to the executive by the Company, the per share price that was used to value such equity awards when granted or the current market price per share, whichever is greater and (2) with respect to shares of company Common Stock otherwise acquired, the Company common stock is valued at the greater of the executive’s cost basis and the current market price per share. Each executive is expected to attain the ownership threshold within five years of becoming subject to the guidelines; provided that in the event of an increase in base salary that has the effect of increasing the executive ownership threshold, the executive shall then be required to hold 100% of such executive’s net shares until such time that such increased executive ownership threshold is met and shall not be deemed to be "out of compliance" with this policy unless he or she sells shares prior to reaching such increased executive ownership threshold. Mr. Webb already owns shares in excess of his executive ownership threshold.  Each of Messrs. Miller and Stephens have not yet been subject to the stock ownership guidelines for five years and each of their respective thresholds were recently increased on August 30, 2019.  However, neither executive has sold any stock and we expect that they will be able to achieve the guidelines within the required timeframe.

2020 Developments

During its regularly scheduled Compensation Committee meeting in February 2020, the Committee approved the compensation arrangement for Messrs. Webb, Miller and Stephens for the 2020 fiscal year, including the annual cash incentive program and long-term incentive program.

2020 Salaries. Given that the committee had recently approved a salary increase to each of Messrs. Miller and Stephens in conjunction with the CEO transition and the Company continued to operate in a challenging environment, no increases to base salaries were approved for the 2020 year.

2020 Cash Incentive Program. In consultation with SBCG, the Compensation Committee determined to restructure its annual cash incentive program for the 2020 fiscal year.  In 2019, the Company did not achieve the threshold pretax income goal and accordingly, the annual bonus compensation program yielded no bonuses to any of the NEOs.  Despite this, the full Board and the Compensation Committee determined that, notwithstanding that the 2019 incentive threshold had not been met, that management had made significant progress with respect to important strategic goals of the Company in 2019, including generating $121.3 million of cash flow from operations, reducing the Company’s net debt-to-capital ratio by 980 basis points to 49.2%, and successfully negotiating an extension of its unsecured credit facility, among others. The Compensation Committee determined it was appropriate to incorporate some of these factors in its pre-established cash incentive program for 2020. Accordingly, the Compensation Committee and its compensation consultant developed a pre-established "score card" which includes multiple key strategic measures for 2020. The Compensation Committee approved specific targets for homebuilding revenue, gross margin, pretax income, SG&A rate, and strategic business objective measures, which were each given a 20% weighting, all while achieving a certain maximum net debt-to-capital ratio. At the end of the year, the Compensation Committee will assess performance against each of the key measures and use those assessments to make year-end bonus decisions for the executives in its discretion.  The Compensation Committee determined that this approach of structured discretion was appropriate because, similar to 2019, the funding of the 2020 bonuses would only be at 50% for achieving target performance.  In addition, the maximum payment pursuant to the program is at 100% of target. Below summarizes each executive's target bonuses, along with the effect of the discount due to funding at 50% ("2020 Modified Annual Target Bonus"), and the percentage of base salary if the executives achieve target performance:

Named Executive Officer	2020 Target Bonus ($)	2020 Modified Annual Target Bonus ($)	2019 Modified Annual Target Bonus (as % of Base Salary)
H. Lawrence Webb	$550,000	$275,000	61%
Leonard S. Miller	$720,000	$360,000	60%
John Stephens	$550,000	$275,000	50%

2020 Equity Grants. Similar to its February 2019 grants, the executives' February 2020 equity grant value represented a significant discount to what the Compensation Committee and SBCG believed was an appropriate target equity grant for its executives, but was deemed appropriate in order to reduce the dilutive impact of the grant on shareholders.  Accordingly, because the grant value was significantly reduced and to allow for a more meaningful incentive and longer runway for the Company to achieve its goals (i.e. a ten year option exercise period vs. a PSU tied to specific financial measures over a 2-3 year period), the Compensation Committee determined to grant executives a mix of time-based RSUs and stock options, consistent with 2019.  The Compensation Committee also considered the importance of executive retention. For 2020, the Compensation Committee determined to weigh the mix of RSUs to stock options more heavily in favor of RSUs due to the increased dilutive effect of stock options as compared to RSUs. The award comprised approximately 65% RSUs and 35% options.  The Compensation Committee granted such stock options and RSUs on February 18, 2020 (two trading days following our 2019 fiscal year-end earnings release in accordance with the Company's equity grant practices policy).  These RSU and stock option awards vest in equal annual installments on each of the first, second and third anniversaries of the grant date, subject to the grantee’s continuous service with the Company. The table below summarizes the equity awards and associated values of the February 2020 grants all of which were granted under the 2016 Plan.

Named Executive Officer	Value of RSUs(1)	Number of RSUs	Value of Stock Option(1)	Number of Stock Options	Total Value of 2020 Award(1)
H. Lawrence Webb	$238,901	44,571	$128,715	57,534	$367,616
Leonard S. Miller	$238,901	44,571	$128,715	57,534	$367,616
John Stephens	$192,713	35,954	$103,830	46,411	$296,543

________________

(1)

Amounts reflect the grant date fair value of the restricted stock units, or RSUs, and stock options granted to the NEOs, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following tables set forth summary information regarding the outstanding equity awards held by our named executive officers as of December 31, 2019:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(6) ($)
H. Lawrence Webb	227,273	-	11.00	01/30/2024	84,297(3)	392,824
	-	81,801	5.76	02/20/2029	-	-

Leonard S. Miller	-	74,984	5.76	02/20/2029	140,359(4)	654,073

Thomas Redwitz	181,818	-	11.00	01/30/2024	-	-

John Stephens	-	59,987	5.76	02/20/2029	137,632(5)	641,365

 _________________

(1)	Each of the options vested on January 30, 2017 and were granted from the 2014 Plan.
(2)	Each option was granted on February 20, 2019 from the 2016 Plan and vests and becomes exercisable in equal installments on the first, second and third anniversaries of the grant date, subject to the executive's continued service through the applicable vest date.
(3)

Remaining unvested shares vest: 10,388 on February 16, 2020, 6,850 on February 20, 2020, 25,279 on February 24, 2020, 10,388 on February 16, 2021, 6,849 on February 20, 2021, 6,849 on February 20, 2022, and 17,694 on August 1, 2022.  All outstanding RSUs vest in three equal installments on each of the first three anniversaries of the grant date (with the exception of 17,694 RSUs granted on August 1, 2019, that cliff vest on the third anniversary of the grant date) subject to continued service on the applicable vesting date, and when vested, each unit entitles the executive to one share of the Company’s common stock.

(4)	Remaining unvested shares vest: 4,566 on February 16, 2020, 6,279 on February 20, 2020, 12,391 on March 13, 2020, 4,566 on February 16, 2021, 6,279 on February 20, 2021, 6,278 on February 20, 2022 and 100,000 on August 1, 2022. All outstanding RSUs vest in three equal installments on each of the first three anniversaries of the grant date (with the exception of 100,000 RSUs granted on August 1, 2019, that cliff vest on the third anniversary of the grant date) subject to continued service on the applicable vesting date, and when vested, each unit entitles the executive to one share of the Company’s common stock.
(5)

Remaining unvested shares vest: 4,566 on February 16, 2020, 5,023 on February 20, 2020, 13,432 on February 24, 2020, 4,566 on February 16, 2021, 5,023 on February 20, 2021, 5,022 on February 20, 2022, and 100,000 on August 1, 2022.  All outstanding RSUs vest in three equal installments on each of the first three anniversaries of the grant date (with the exception of 100,000 RSUs granted on August 1, 2019, that cliff vest on the third anniversary of the grant date) subject to continued service on the applicable vesting date, and when vested, each unit entitles the executive to one share of the Company’s common stock.

(6)	Based on the $4.66 per share closing price of our common stock on the NYSE on December 31, 2019 (the last trading day of fiscal 2019).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2019, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our Board upon exercise of options, vesting of RSUs, PSUs, or under any other rights under all of our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plans approved by stockholders	1,660,133	$9.78	996,100
Plans not approved by stockholders	-	-	-

Total	1,660,133	$9.78	996,100

 _________________

(a)

Represents an aggregate of 818,734 options outstanding under the 2014 Plan, plus an aggregate of 249,283 options outstanding under the 2016 Plan, plus an aggregate of 592,116 outstanding RSUs under the 2016 Plan and the 2014 Plan.

(b)	Represents the weighted-average exercise price of the 818,734 outstanding options under the 2014 Plan and the 249,283 options outstanding under the 2016 Plan.

(c)

Represents the aggregate number of securities remaining available for issuance under the 2016 Plan and the 2014 Plan. 61,443 shares remained available for issuance under the 2014 Plan and 934,657 shares remained available for issuance under the 2016 Plan.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Background to the Advisory Vote

We are required by the Securities Exchange Act of 1934, as amended ("Exchange Act") to provide our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers ("NEOs"). Because we were previously an “emerging growth company” this is the first year that we are requesting approval of stockholders of the compensation of our NEOs.

Proposal and Background

At this annual meeting, we are asking our stockholders to approve, on a non-binding, advisory basis, the following resolution (commonly referred to as "Say on Pay"):

RESOLVED, that the stockholders of The New Home Company Inc. hereby approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and accompanying narrative disclosures set forth in this proxy statement.

We are a “smaller reporting company” and have elected to provide scaled compensation-related disclosures permitted as a “smaller reporting company”.  While we do not have a “Compensation Discussion and Analysis” section in our proxy statement, we encourage stockholders to review the “Executive Compensation” section of this proxy statement, including the summary compensation table and related narrative disclosure.

Our overall compensation program applicable to NEOs is intended to attract and retain qualified executives for the Company through fluctuating business cycles, provide them with incentives to achieve our strategic, operational and financial goals, increase shareholder value and reward long-term financial success.

Our executive compensation programs are designed to have the following attributes:

•	Alignment of long-term interests of our executives with those of our shareholders;

•	Meaningful executive stock ownership guidelines that require our executives to own significant levels of Company shares;

•

Balance of cash compensation with equity compensation so that each executive has a significant personal financial stake in the Company’s share price performance (in general, we seek to provide a significant portion of total compensation to NEOs in the form of equity-based compensation);

•	Balance of short-term compensation with long-term compensation to focus our senior executives on the achievement of both operational and financial goals and longer-term strategic objectives;

•	Consideration of external market data and use of an independent compensation consultant when designing compensation programs;

•

An anti-hedging policy applicable to all employees (including our executive officers and directors) that prohibits purchases of our stock on margin, calls or similar options on our stock, or selling our stock short;

•	An appropriate level of severance protection to ensure continuity of service;

•	No single-trigger change in control features in any of our programs;

•	No gross ups for any excise or other penalty taxes related to compensation paid; and

•	Clawback of certain cash and equity incentive compensation.

Effects of Advisory Vote

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our named executive officers and will not be binding on the Board or the Compensation Committee. However, the Board will consider the outcome of the vote when making future executive compensation decisions.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE RESOLUTION SET FORTH ABOVE REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.  UNLESS INSTRUCTED OTHERWISE ON YOUR PROXY CARD, THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY WILL VOTE ALL PROXIES “FOR” THE PROPOSAL.

Assuming the presence of a quorum at the Annual Meeting, under our Bylaws, the affirmative vote of a majority of the Shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval. As a result, abstentions will be treated as votes against the proposal, whereas broker non votes will have no effect on the outcome of the vote.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE "SAY ON PAY" ADVISORY VOTES

Stockholders will be given the opportunity to vote on the following advisory resolution:

Background

We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of the executive compensation of our NEOs.  Because we were previously an “emerging growth company” this is the first year we are requesting a determination from stockholders as to the frequency with which we will conduct future say-on-pay votes.  Our first advisory say-on-pay vote is being conducted at this Annual Meeting.  See “Proposal 2—Advisory Vote on the Compensation of Named Executive Officers.”  We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining.

Summary

While we will continue to monitor developments in this area, the Board currently believes that it is appropriate to seek an advisory vote on executive compensation every year. We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between the Company and our stockholders on the compensation of our NEOs.

The Board’s determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that an annual frequency vote is not meaningful, is burdensome or is more frequent than recommended by best corporate governance practices.

Board Recommendation

Based on the factors discussed, the Board determined to recommend that future say-on-pay votes occur every year until the next advisory vote on the frequency of future say-on-pay votes, which will be conducted at least every six years. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their preference among the following frequency options: one year, two years or three years, or to abstain from voting.

Effects of Advisory Vote

This vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board.  However, the Board will consider the outcome of the vote when determining how frequently to conduct future advisory say-on-pay votes.  Following the Annual Meeting, the Company will announce its decision in light of this vote as to how frequently it will include a stockholder vote on the compensation of executives in its proxy materials until the next required vote on the frequency of say-on-pay vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS SELECT EVERY "ONE YEAR" ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES.  CONSISTENT WITH CURRENT EXCHANGE ACT RULES, OUR PROXIES WILL HAVE DISCRETIONARY AUTHORITY TO VOTE IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION AND ACCORDINGLY UNLESS YOU GIVE CONTRARY INSTRUCTIONS, THE SHARES REPRESENTED BY YOUR RETURNED PROXY WILL BE VOTED FOR “ONE YEAR”.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain.  The voting frequency option that receives the highest number of votes cast by stockholders will be deemed the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

COMPENSATION OF DIRECTORS

Non-Employee Director Compensation Philosophy and Program

Our Compensation Committee is responsible for the periodic review of compensation and benefits paid to non-employee directors, and the determination of the compensation of all non-employee directors is approved by our Board, following consultation with SBCG. We believe that compensation for non-employee directors should be competitive and should align the interests of our directors with our stockholders’ interests through the payment of a portion of director compensation in RSUs.

Below is the non-employee director compensation program effective as of April 30, 2019, at which time our Board approved increases to the Committee Chair and Committee member retainers from our 2018 director compensation program. Under this program, the non-employee directors were eligible to receive the following cash and equity compensation:

Annual Cash Retainer	$45,000
Annual Equity Grant	$60,000 in value of RSUs
Committee Cash Retainers
Audit	$25,000 (Chair); $10,000 (Other Members)
Compensation	$18,000 (Chair); $9,000 (Other Members)
Nominating	$15,000 (Chair); $6,000 (Other Members)
Related Party Review	$16,000 (Chair); $8,000 (Other Members)
Lead Independent Director Retainer	$25,000

Each Board member who serves on the board and is re-elected as a director, or is a continuing director, is granted his or her annual RSU award on the date of such annual meeting (each an "Annual Grant"). Each Annual Grant vests in full on the earlier of (i) the date of the next annual meeting of the Company’s stockholders following the applicable grant date (it being understood that the Annual Grant shall vest on the date of such annual meeting whether or not the director is re-elected at such meeting, so long as the director serves through such meeting) and (ii) the first anniversary of the applicable grant date, subject in each case to continued service.

We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at Board and committee meetings. Directors who are employees do not receive any compensation for their services as directors.

Director Stock Ownership Guidelines

     Under our stock ownership guidelines, each non-employee director must hold 100% of all shares received from the vesting, delivery or exercise of equity awards granted by us until the non-employee director beneficially owns shares of our common stock equal to three times the annual cash retainer, which, as of the current date, is $135,000 (the "ownership threshold"). We use, (i) with respect to shares underlying equity awards granted to the director by us, the share price that was used to value the equity awards when granted or current market price, whichever is greater and (ii) with respect to shares otherwise acquired, the price at which such shares were acquired or current market price, whichever is greater, as applicable, to determine the number of shares required to meet the ownership threshold. In addition, the shares subject to the ownership threshold requirement are net of any shares of common stock that remain after payment, as and if applicable, of (i) the exercise price of stock options or purchase price of other awards and all applicable withholding taxes, including shares sold or netted with respect thereto, and (ii) all applicable transaction costs ("net shares"). Each non-employee director is expected to achieve his or her threshold ownership requirement within three years of joining the Board or the third anniversary of the date of an increase in the ownership threshold; provided that in the event of an increase in retainer which has the effect of increasing the ownership threshold, the director shall then be required to hold 100% of the net shares until such time as such increased ownership threshold is met and shall not be deemed to be out of compliance with this policy unless he or she sells net shares prior to reaching such increased ownership threshold. As of April 13, 2020, all of our directors met the ownership threshold utilizing the ownership definitions described above.

Non-Employee Director Compensation Table

The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2019. All of our non-employee directors were appointed to the Board effective upon the closing of our initial public offering.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation(3)	Total
Sam Bakhshandehpour	$65,972	$59,998	-	$125,970
Michael Berchtold	$82,347	$59,998	-	$142,345
Paul C. Heeschen	$77,694	$59,998	-	$137,692
Gregory P. Lindstrom	$71,722	$59,998	-	$131,720
Cathey Lowe	$79,222	$59,998	-	$139,220
Douglas C. Neff	$52,083	$59,998	-	$112,081
Wayne Stelmar	$52,083	$59,998	$57,244	$169,325
William A. Witte	$28,805	-	-	$28,805

 _________________

(1)

The amounts shown equal the grant date fair value of the RSUs computed in accordance with FASB ASC Topic 718. Each non-employee director received an award of 13,043 RSUs on May 21, 2019 under the Plan and each subject to vesting in full on the earlier of the 2020 Annual Meeting of Stockholders and first anniversary of their respective grant date. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in Note 13, Stock-Based Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on February 14, 2020. The grant date fair market value of each RSU granted on May 21, 2019 was $4.60.

(2)	The following table sets forth the outstanding equity awards held by each of our non-employee directors as of December 31, 2019.

Director	RSUs Outstanding at December 31, 2019
Sam Bakhshandehpour	13,043
Michael Berchtold	13,043
Paul C. Heeschen	13,043
Gregory P. Lindstrom	13,043
Cathey Lowe	13,043
Douglas C. Neff	13,043
Wayne Stelmar	13,043
William A. Witte(4)	-

 _________________

(3)	Includes $48,000 in consulting fees earned by Mr. Stelmar as a consultant for the Company and other income of $9,244 which includes health benefits reimbursement payable pursuant to his consulting agreement with the Company which expired in August 2019.
(4)	The term of William A. Witte expired on May 21, 2019, as he was not renominated for reelection at our 2019 Annual Meeting of Stockholders.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed KPMG LLP ("KPMG") as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2020. KPMG was appointed in March 2020. During fiscal 2019, Ernst & Young LLP ("EY") served as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ended December 31, 2019 and also provided certain other audit-related services, as further discussed below under the heading “Audit and Related Fees” on page 33. Representatives of both KPMG and EY are expected to attend (or be available by teleconference at) the 2020 Annual Meeting, be available to respond to appropriate questions and, if he or she desires, make a statement.

Stockholder ratification of the selection of KPMG as our independent registered public accountants is not required by our bylaws or otherwise. Although we are not required to do so, we are seeking stockholder ratification of KPMG's appointment as our independent registered public accounting firm. If KPMG's appointment is not ratified, the Audit Committee will reconsider whether to retain KPMG, but still may retain them. Even if the appointment of KPMG is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2020. UNLESS YOU GIVE CONTRARY INSTRUCTIONS, THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED "FOR" THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020.

Assuming the presence of a quorum at the Annual Meeting, under our Bylaws, the affirmative vote of a majority of the Shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval. As a result, abstentions will be treated as votes against the proposal, whereas broker non votes will have no effect on the outcome of the vote.

AUDIT MATTERS

Audit and Related Fees

Ernst & Young LLP ("EY") provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2019 and 2018 as follows:

Type of Fees	2019	2018
Audit Fees	$710,000	$714,963
Audit-Related Fees	248,000	222,000
Tax Fees	175,288	154,194
All Other Fees	-	-
Total	$1,133,288	$1,091,157

Audit Fees

These are fees for professional services performed by EY for the audit of our annual financial statements, consents, comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements, including work performed in connection with the Company’s securities offerings, registration statements and responding to comment letters from the SEC.

The audit fees for 2019 and 2018 included $0 and $79,963, respectively, for fees related to comfort letters, registration statements and other agreed upon procedures.

Audit-Related Fees

These are fees for and related to the audit of six of our unconsolidated joint ventures for each 2019 and 2018 which fees are paid for entirely by our unconsolidated joint ventures.

Tax Fees

These are fees for professional services performed by EY with respect to tax compliance, tax advice and tax planning. This includes the preparation of our and our consolidated subsidiaries’ original and amended tax returns and refund claims, payment planning, tax audit assistance and tax work stemming from "Audit-Related" items. These fees also include fees for preparation of original and amended tax returns, payment planning and tax audit assistance for our unconsolidated joint ventures, which fees are paid for or reimbursed by our unconsolidated joint ventures. For 2019, $110,624 of the fees related to consulting and the Company’s consolidated return and filings for wholly owned subsidiaries and $64,664 related to our unconsolidated joint ventures. For 2018, $118,662 of the fees related to the Company’s consolidated return and filings for wholly owned subsidiaries and $35,532 related to our unconsolidated joint ventures.

All Other Fees

There were no fees for other permissible work performed by EY that did not meet the above category descriptions.

Pre-Approval Policies and Procedures

Under its charter, our Audit Committee, or the Chair of our Audit Committee, must pre-approve all engagements of our independent registered public accounting firm. Our Audit Committee approved all audit and non-audit services in 2019 and 2018.

Change in Independent Registered Public Accountants

Dismissal of previous independent registered public accounting firm:

On March 18, 2020, the Audit Committee dismissed EY as the Company’s independent registered public accounting firm.

The reports of EY on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2019 and 2018 and the subsequent period through March 18, 2020, (i) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K) with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference thereto in connection with its reports on the consolidated financial statements for such fiscal years; and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Letter of Ernst & Young LLP:

The Company provided EY with a copy of the Current Report on Form 8-K (the "Form 8-K") which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 23, 2020 and requested that EY furnish the Company with a letter addressed to the SEC stating whether EY agreed with the disclosures contained in the Form 8-K or, if not, stating the respects in which it did not agree. The Company received the requested letter from EY and a copy of the letter, dated March 23, 2020, was filed as Exhibit 16.1 to the Form 8-K.

We provided the above disclosures under "Dismissal of previous independent registered public accounting firm" and "Letter of Ernst & Young LLP" to EY and confirmed EY is in agreement with the statements contained therein.

Engagement of new independent registered public accounting firm:

Effective March 21, 2020, the Audit Committee approved the engagement of KPMG to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. The decision to change the Company’s principal independent accountants was the result of a competitive bid proposal received by management and the Audit Committee as well as the Company’s focus on streamlining its cost structure and reducing its general and administrative expenses.  During the fiscal years ended December 31, 2019 and 2018 and through the appointment of KPMG on March 21, 2020, neither the Company nor anyone on its behalf consulted with KPMG regarding:

(i)

the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, nor did KPMG provide a written report or oral advice to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

(ii)

any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions), or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

We provided the above disclosure under "Engagement of new independent registered accounting firm" to KPMG and confirmed KPMG is in agreement with the statements contained therein.

Annual Review of Auditor

At least annually, the Audit Committee reviews the Company's independent registered public accounting firm to decide whether to retain such firm on behalf of the Company. Prior to engaging KPMG, EY had been the Company's independent registered accounting firm (including its predecessor The New Home Company LLC) since 2010. In undertaking its annual review, and in making its determination to engage a new independent registered public accounting firm, the Audit Committee engaged with both firms' partners and senior leadership. The Audit Committee considered several factors in determining whether to engage KPMG, including KPMG's professional qualifications and that of the proposed lead audit partner and other key engagement partners, KPMG's fees compared to EY's fees, KPMG's independence and independence policies, and KPMG's depth of understanding of the Company's business, industry, and accounting policies and practices (including its process to rotate the lead audit partner in accordance with Public Company Accounting Oversight Board ("PCAOB") standards). As a result of this evaluation, the Audit Committee and Board approved the dismissal of EY and the appointment of KPMG.

Audit Committee Report

Following is the report of the Audit Committee with respect to The New Home Company’s audited consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2019 and the notes thereto. The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Responsibilities and Activities.   The Audit Committee operates under a written charter adopted by the board of directors and currently has three members. Each member of the Audit Committee is "independent," as required by the applicable listing standards of NYSE and the rules of the SEC. Our Board has also determined that each Audit Committee member is "financially literate" under the NYSE rules and that Ms. Lowe and Mr. Heeschen each qualifies as an audit committee financial expert, as defined by applicable SEC rules.

Management of the Company has responsibility for preparing the Company’s financial statements, including the Company’s internal control over financial reporting. Ernst & Young LLP, who acted as independent registered public accountant for the Company for the fiscal years 2018 and 2019, was responsible for performing an audit of the Company’s annual consolidated financial statements in accordance with generally accepted accounting principles ("GAAP") and for issuing a report on those statements. Ernst & Young LLP also reviewed the Company’s interim financial statements in accordance with applicable auditing standards. The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements and internal control structure on behalf of the Board of Directors. The Audit Committee met six times during 2019, including meetings regularly with Ernst & Young LLP, both privately and with management present.

During these meetings and in carrying out its role, the Audit Committee, among other activities:

•

conducts at each regular meeting separate executive sessions with the Company’s Chief Financial Officer, Corporate Controller and General Counsel; and the auditor, to discuss matters relevant to their respective duties and roles;

•	reviews the audit plan and process, including considerations relating to risks for material misstatements in the financial statements;
•

oversees management’s performance of its overall risk management process and assessment, and discusses with management identified significant risks in the Company’s business and operations, including but not limited to, cyber-security risks, product/construction defect liability risks, and financing risks, along with corresponding mitigating factors, and receives periodic updates upon request or as deemed appropriate;

•	receives and discusses regular reports from the General Counsel and other executives on material legal, compliance and ethics matters,
•	receives and discusses regular reports from its internal audit provider, Protiviti, on internal control evaluation activities and from the auditor on the results of its audits and other procedures;
•	discusses critical accounting policies of the Company;
•

considers the reasonableness of significant financial reporting estimates and judgments made in connection with the financial statements, including the quality (and not just acceptability) of the Company’s accounting policies;

•

considers the potential effects of new accounting standards and initiatives and changes to the audit process resulting therefrom, including, for example, the effects of the new audit report standards relating to the disclosure and discussion of critical accounting matters on the Company’s financial statements;

•	reviews and approves the Company’s policy for the pre-approval of audit and permitted non-audit services by the auditor and reviews and approves fees and services;
•	reviews communications from, and management’s response to, governmental agencies for matters of material significance; and
•	reviews the type and presentation of information, including earnings guidance, to be included in the Company’s earnings releases and supplemental financial disclosures.

Members of the Audit Committee are not full-time employees of the Company and are not performing the functions of management or auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

Members of the Audit Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with GAAP or that the Company’s auditors are in fact "independent."

Review with Management.   The Audit Committee reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management.

Review and Discussions with Independent Accountants.   The Audit Committee reviewed and discussed our audited financial statements (including the quality of the Company’s accounting principles) with Ernst & Young LLP. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by applicable standards of the PCAOB. Further, the Audit Committee reviewed Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the Company’s consolidated financial statements. The Audit Committee also received and reviewed the written disclosures and the letter from Ernst & Young LLP regarding the auditors’ independence required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with Ernst & Young LLP its independence from the Company and our management.

Conclusion.   Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Cathey Lowe (Chairperson)

Sam Bakhshandehpour

Paul C. Heeschen

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy

The Board has adopted a written Related Person Transaction Policy (the "Policy"). The purpose of the Policy is to ensure that all transactions between related persons and us, including our subsidiaries, are properly identified, reported, reviewed and approved, and disclosed in accordance with applicable law. All related person transactions entered into or proposed to be entered into must be disclosed to and approved by the Audit Committee. In March 2019, the Board formed a Related Party Review Committee that has the power to substitute in for the Audit Committee for approval of related person transactions with IHP and/or Douglas C. Neff. The Audit Committee or Related Party Review Committee, as applicable, reviews related person transactions to: (i) determine whether the transaction is in the best interest of the Company, (ii) ensure a conflict of interest does not exist and/or that the transaction is being conducted at a fair and appropriate price, (iii) review the position within the Company or relationship of the related person with the Company, (iv) determine the materiality of the transaction to the related person and the Company, and (v) obtain any other information necessary to disclose such related person transaction. If the proposed transaction involves a related person who is a member of the Audit Committee, the transaction must be approved by a majority of the disinterested members of the Audit Committee. The Policy provides that the Audit Committee has authority to approve, in advance, categories of Related Person Transactions that need not be individually reported to, reviewed by, and/or approved by the Audit Committee but that will instead be reported to and reviewed by the Audit Committee collectively on a periodic basis. The Audit Committee has pre-approved the payment by the Company of refundable deposits to landowners in land purchase transactions even if such landowner is a "related person" under the Policy; provided that the transaction is approved prior to the deposit becoming non-refundable. Our General Counsel is responsible for determining and disclosing all related person transactions to the Audit Committee of which she becomes aware and the Company utilizes annual questionnaires completed by directors and executive officers to aid in the identification of related person transactions.

The Audit Committee has excluded each of the following related person transactions under the Policy: (a) compensation to an executive officer or director if the compensation is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K; (b) compensation to an executive officer if such compensation would have been required to be reported under Item 402 if the executive was a "named executive officer" and such compensation has been approved by the Compensation Committee, or recommended by the Compensation Committee to the Board for approval; or (c) transactions that are in the Company’s ordinary course of business and where the interest of the related person arises only: (i) from the related person’s position solely as a director of another corporation or organization that is a party to the transaction; or (ii) from the direct or indirect ownership by such related person and all other related persons, in the aggregate, of less than a 10% equity interest in another person (other than a partnership) which is a party to the transaction; or (iii) from both such position described in (i) and such ownership described in (ii); or (iv) from the related person’s position as a limited partner in a partnership in which the related person and all other related persons, in the aggregate, have an interest of less than 10%, and the related person is not a general partner of and does not have another position in the partnership. Exception (b) however, does not apply if the executive officer is also an immediate family member of an executive officer or director of the Company.

Under the Policy, a related person means (a) an executive officer or director of the Company, or a nominee for election as a director; (b) any person who is known to be the beneficial owner of more than 5% of our common stock, (c) any immediate family member of any of the foregoing persons, or (d) any entity in which the foregoing persons is employed as an executive officer or is a general partner, managing member or principal in a position of having control of significant influence or in which any of the foregoing persons has a 5% of greater beneficial ownership, or (e) any entity in which any director, executive officer, nominee or more than 5% beneficial owner is employed. A "related person transaction" is a transaction or series of transactions in which we participate (whether or not we are a party) and in which a related person has a direct or indirect material interest. A transaction involving more than $120,000 is presumed to be a material transaction.

Transactions With Related Persons

Investor Rights and Registration Rights Agreements

On February 5, 2014, we entered into the Investor Rights Agreement. For more information on this agreement, see "Proposal 1—Election of Directors—Board Structure and Nominees." We have entered into a registration rights agreement with Messrs. Webb, Stelmar, Davis and Redwitz and IHP, TCN/TNHC LP, and Watt/TNHC LLC with respect to the shares of our common stock that they received as part of our formation transactions. We refer to these shares collectively as the "registrable shares." Pursuant to the registration rights agreement, we have granted the parties and their direct and indirect transferees shelf registration rights requiring us to file a shelf registration statement and to maintain the effectiveness of such registration statement so as to allow sales thereunder from time to time, and, in certain circumstances, the right to "piggy-back" the registrable shares in registration statements we might file in connection with certain future public offerings. Our obligation to cause any registration statements filed pursuant to the registration rights agreement to be declared effective or remain effective is on a reasonable best efforts basis. Notwithstanding the foregoing, any registration is subject to cutback provisions, and we are permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as "blackout periods."

Joint Ventures and Land Purchases

We have entered into agreements with our unconsolidated joint ventures to provide management services related to the underlying projects. Pursuant to management agreements for each project, we receive a management fee based on each project’s revenues. During the years ended December 31, 2019 and 2018, we earned $1.9 million and $3.4 million, respectively, in management fees, of which, $0 and $0.2 million was included in "due from affiliates" in our consolidated balance sheets at December 31, 2019 and 2018, respectively.

As of December 31, 2019 and 2018, the Company had investments in certain unconsolidated joint ventures totaling $21.9 million and $18.5 million, respectively, where our joint venture partner is an affiliate of a member of our Board or significant shareholder, as discussed below.

David Berman, one of our former non-employee directors, is Executive Chairman of Tricon Capital Group Inc., an affiliate of TCN/TNHC LP ("Tricon"). Mr. Berman ceased to be a director in May 2018. Based on that certain Schedule 13G/A filed by Tricon on February 14, 2020, Tricon owns approximately 4.4% of our common stock and as such, we no longer consider them to be a "related person" for fiscal year 2020. Various affiliates of Tricon serve as limited partners of our joint ventures, including TNHC-TCN Santa Clarita LP ("Villa Metro"), Calabasas Village LP ("Avanti") and Arantine Hills Holdings LP ("Bedford"), with Tricon holding 90%(1), 90%(1) and 95%(1) of the interest, respectively, in such ventures. Tricon’s equity as of  December 31, 2019 and 2018 for the Villa Metro project was $0.2 million and no management fees were paid to Tricon during the years ended December 31, 2019 and 2018.  Tricon’s equity and management fees as of and for the years ended December 31, 2019 and 2018 for the Avanti project were $10.3 million and $0.1 million, respectively, and $26.4 million and $0.2 million, respectively. Tricon’s equity and management fees as of and for the years ended December 31, 2019 and 2018 for the Bedford project were $125.7 million and $1.1 million, respectively, and $162.6 million and $1.1 million, respectively. Our equity in these three ventures was $0.1 million, $1.1 million, and $6.6 million, respectively, as of December 31, 2019. Our equity in these ventures was $0.1 million, $2.9 million and $8.6 million, respectively, as of December 31, 2018. Additionally, each of the joint ventures make payments to the Company for services, generally for overhead allowances, pursuant to the underlying joint venture agreements. During 2019, the management fees paid to the Company from the Villa Metro, Avanti, and Bedford joint ventures amounted to $0, $0.2 million and $0.4 million, respectively. During 2018, the management fees paid to the Company from the Villa Metro, Avanti, and Bedford joint ventures amounted to $0, $0.5 million, $0.6 million, respectively.  During the 2019 third quarter, the Bedford joint venture partners entered an agreement that increased the Company's funding obligation by $2.8 million over the then existing contribution cap.

During 2018, the Company entered into two agreements with the Bedford joint venture for the option to purchase lots from the joint venture in phased takedowns. The first agreement contracts land for a gross purchase price of $10.0 million, with profit participation and master marketing fees due to seller as outlined in the contract. During the 2019 third quarter, the Company entered into an amendment to this agreement to reduce the gross purchase price of the land to $9.3 million. As of December 31, 2019, the company has taken down all of the contracted lots and paid $0.1 million in master marketing fees.  At December 31, 2019 and 2018, a nonrefundable deposit of $0 and $0.9 million, respectively, related to this contract was outstanding.  The second agreement contracts lots for a gross purchase price of $10.5 million, with profit participation and master marketing fees due to the seller pursuant to the agreement. As of December 31, 2019, the Company has taken down 92% of the optioned lots and paid $0.2 million in master marketing fees.  At December 31, 2019 and 2018, a nonrefundable deposit of $0 and $1.4 million, respectively, related to this contract was outstanding.

Douglas C. Neff, one of our non-employee directors, is President of IHP Capital Partners, the general partner of the manager of IHP. IHP owns approximately 13.0% of our common stock. An affiliate of IHP has a 63%(1) interest in TNHC Meridian Investors LLC, which in turn has a 32%(1) interest in our joint venture TNHC Newport LLC. Under the terms of the TNHC Meridian Investors LLC joint venture agreement, after the return of certain preference amounts, capital contributions and cost overruns/profit shortfalls to the joint venture partners, we are entitled to receive distributions from the joint venture equal to our economic interest. As of December 31, 2019 and 2018, our equity in TNHC Meridian Investors LLC was $0.3 million. IHP’s equity as of December 31, 2019 and 2018 for the TNHC Meridian Investors LLC joint venture was $0.5 million.  No management fees were paid to from TNHC Meridian Investors LLC to IHP during the years ended December 31, 2019 and 2018.  An affiliate of IHP also has a 65% interest(1) in TNHC Russell Ranch LLC ("Russell Ranch"), one of our other joint ventures, in which our equity as of December 31, 2019 and 2018 was approximately $11.5 million and $6.2 million, respectively. IHP’s equity as of December 31, 2019 and 2018 for the Russell Ranch joint venture was $45.9 million  and $36.4 million, respectively.  Under the terms of the Russell Ranch joint venture agreement, after the return of capital contributions and certain preference amounts, profits are shared 50%/50%. Similarly, the agreement provides for losses, including for this purpose preferred return, to be shared 50%/50%. The Russell Ranch joint venture paid $0 and $0.3 million in management fees to IHP during the years ended December 31, 2019 and 2018, respectively.  Additionally, our joint ventures with IHP make payments to the Company for services, generally for overhead allowances, pursuant to the underlying joint venture agreements. No management fees were paid to the Company during the years ended December 31, 2019 and 2018 from TNHC Meridian Investors.  TNHC Russell Ranch LLC paid the Company management fees of $0 and $0.8 million for the years ended December 31, 2018 and 2019, respectively.

 _________________
(1)

Actual equity interests may differ due to the current phase of the underlying joint venture project's life cycle. Each of the above percentages reflect the percentage of capital the joint venture member is generally obligated to contribute (subject to adjustment under the joint venture agreement) and generally (subject to waterfall provisions including preferred returns on invested capital) aligns with the joint venture member's percentage of distributions. In some cases our share of profit and losses may be greater than our contribution percentage.

During the 2017 third quarter, the Company amended the Russell Ranch joint venture agreement pursuant to which it, among other things, agreed to acquire lots in Phase 1 of the Russell Ranch project (the "Phase 1 Purchase"). These lots were taken down in July 2018 for an aggregate purchase price of $34.0 million. During 2019, the Company entered into a second amendment to the Russell Ranch joint venture agreement between the Company and IHP. Prior to the execution of the second amendment, each of IHP and the Company had contributed its maximum capital commitments. Pursuant to the second amendment, the parties agreed to fund additional required capital in the aggregate amount of approximately $26 million for certain remaining backbone improvements for the Project (the “Phase 1 Backbone Improvements”) as follows: 50% by IHP and 50% by the Company (“Amendment Additional Capital”). The Amendment Additional Capital will be returned to IHP and the Company ahead of any other contributed capital; provided that none of the Amendment Additional Capital accrues a preferred return that base capital contributions are generally afforded under the joint venture agreement. To the extent of overruns on the Phase 1 Backbone Improvements, the Company is required to fund such overrun capital (“TNHC Overrun Capital”); provided that such contributions shall receive capital account credit. Pursuant to the second amendment, the distribution of cash flow under the agreement was amended to provide that Amendment Additional Capital would be returned prior to TNHC Overrun Capital, which would, in turn, be returned ahead of the base capital preferred return and base capital. The parties also amended the purchase and sale contract for the Phase 1 Purchase to provide relief from the profit participation provisions of this transaction under certain circumstances.

The Company has also purchased land from entities affiliated with Mr. Neff and IHP.  In 2017, the Company entered into an agreement with an IHP affiliate to purchase lots in a Northern California masterplan community for a total purchase price of $16.1 million in a phased takedown structure with customary profit participation and master marketing fees due to seller. As of December 31, 2019, the Company had taken down all of the lots under this contract and paid $0.4 million in master marketing fees.  As of December 31, 2019, IHP was also no longer affiliated with this development.

Also in 2017, the Company entered into agreements with IHP affiliates to purchase finished lots in Northern California with customary profit participation structured as an optioned takedown. At execution, the total purchase price, including the cost for the finished lot development and the option, was expected to be approximately $56.3 million, dependent on the timing of takedowns, as well as our obligation to pay certain fees and costs during the option maintenance period.  During 2019, an unrelated third party entered into agreements to purchase from the IHP affiliate some of the lots under the Company's option. The Company has in turn entered into an arrangement pursuant to which it shall purchase such lots on a rolling take down basis from such unrelated third party. The unrelated third party purchased 67% of the lots originally under contract with the IHP affiliate. Following this purchase of the lots by the unrelated third party in 2019, the Company has no remaining lots to purchase from the IHP affiliate. As of December 31, 2019, the Company has paid (A) $0.2 million for fees and costs, (B) $3.0 million in option payments, and (C) $18.0 million for the purchase of lots directly from the IHP affiliate.

In 2018, the Company purchased finished lots in Northern California from an IHP affiliate for a gross purchase price of $8.0 million with additional customary profit participation, marketing fees and certain reimbursements due to the seller. At December 31, 2019, the Company had paid $0.3 million in master marketing fees and reimbursed the land seller $0.2 million in costs related to this contract. As of December 31, 2019, IHP is no longer affiliated with this development.  Also during 2018, the Company entered an agreement to purchase land in a master-plan community in Arizona for an estimated purchase price of $3.8 million plus customary profit participation and marketing fees. As of December 31, 2019, the Company has an outstanding, nonrefundable deposit of $0.3 million related to this contract, had not taken down any lots. As of December 31, 2019, IHP is no longer affiliated with this development.

Other Related Person Transactions

On February 14, 2019, the Company entered into a consulting agreement and separation agreement with Thomas Redwitz. For information about these arrangements see "Executive Compensation—Redwitz Separation and Consulting Agreements".

In connection with his retirement on February 17, 2017, the Company entered into a consulting agreement with Mr. Stelmar, a current Board member and our former Chief Investment Officer, pursuant to which Mr. Stelmar served as a consultant to the Company. The contract expired in August 2019 and was not extended. For his consulting services, Mr. Stelmar was compensated $48,000 and $90,000 for the years ended December 31, 2019 and 2018, respectively.  The agreement provided for continued vesting of his unvested Company equity awards on the basis of his continued provision of consulting services. Accordingly, Mr. Stelmar's outstanding restricted stock unit equity award granted in 2016 continued to vest in accordance with its original terms, based on his continued provision of consulting services rather than continued employment, and fully vested during 2019. Mr. Stelmar also received Company-subsidized benefits coverage for himself and his eligible dependents. In connection with his continuing board service as a non-employee board member, as of the date of his retirement, Mr. Stelmar is compensated for such board service pursuant to and in accordance with the Company’s Non-Employee Director Compensation Program described under "Compensation of Directors—Non-Employee Director Compensation Philosophy and Program." At December 31, 2019 and 2018, no fees were due to Mr. Stelmar for his consulting services.

John Neff, the son of Douglas C. Neff, was employed by the Company as a Director of Land Acquisition. He terminated his employment as of March 6, 2020.  During the year ended December 31, 2019, the Company compensated John Neff with approximately $163,000, including base salary and bonus. During the year ended December 31, 2018, the Company compensated John Neff with approximately $172,000 in cash, including base salary and bonus, and $15,000 of RSUs which vest ratably over three years with vesting subject to continued service (using the grant date fair value of the RSUs as computed in accordance with ASC Topic 718). 428 RSUs were forfeited upon John's termination of employment. We provide information regarding the assumptions used to calculate the value of all equity awards in Note 13, Stock-Based Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on February 14, 2020. In addition, John Neff participated in the Company’s general welfare plans, including health benefits, retirement savings opportunities and limited other employee benefits.

The GDR Group is an information technology services consulting firm that provides the Company with support for its IT Helpdesk, onsite support services, remote systems administration, network infrastructure design and implementation and network security services. In 2019, the Company paid approximately $706,000 and its unconsolidated joint ventures paid approximately $10,000 to the GDR Group. In 2018, the Company paid approximately $730,000 and its unconsolidated joint ventures paid approximately $11,000 to the GDR Group. One of GDR Group’s principals, Randy Redwitz, is the sibling of Thomas Redwitz, our former Chief Investment Officer. Thomas Redwitz receives no direct or indirect compensation from the GDR Group for the services it provides to the Company. We believe the terms of the services provided by the GDR Group are no less favorable to us than those that would be available to us in a comparable transaction in arms-length dealings with an unrelated third party. Since the beginning of the fiscal year through the end of March 2020, the Company has paid GDR Group approximately $214,000.

Joan Marcus Webb (formerly Joan Marcus-Colvin) is an employee of the Company as our Chief Marketing Officer, who reports to our President and Chief Executive Officer, Leonard Miller. Ms. Webb is married to H. Lawrence Webb. During the year ended December 31, 2019, the Company compensated Ms. Webb with approximately $340,000 in cash, including base salary and bonus, $36,000 of RSUs which vest ratably over three years with vesting subject to continued service, and $40,000 in NQSOs which vest and become exercisable ratably over three years subject to Ms. Webb's continued service. During the year ended December 31, 2018, the Company compensated Ms. Webb with approximately $421,000 in cash, including base salary and bonus, $75,000 of RSUs which vest ratably over three years with vesting subject to continued service, and $25,000 in PSUs which are eligible to vest 0% - 150% of the target amount based on performance metrics measured from January 1, 2018 through December 31, 2019. It was determined as of December 31, 2019 that the performance goals underlying the PSU award had not been met and Ms. Webb's PSU award was terminated.  We provide information regarding the assumptions used to calculate the value of all equity awards in Note 13, Stock-Based Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on February 14, 2020. In the event of a termination following a change in control of the Company, Ms. Webb is entitled to (i) severance pay in an amount equal to two times the sum of her (A) base salary and (B) the greater of the target annual cash bonus for the year in which the qualifying termination occurs and the average annual bonus paid to her during the three most recently completed years prior to her qualifying termination, and (ii) Company-subsidized benefits coverage for 12 months or until the date Ms. Webb becomes eligible for coverage under a group health plan of a subsequent employer. In addition, Ms. Webb participates in the Company’s general welfare plans, including health benefits, retirement savings opportunities and limited other employee benefits. In addition to being reviewed, ratified and approved by the Audit Committee, Joan Marcus Webb's compensation is recommended by Leonard Miller and approved by the Compensation Committee.

In June 2015, the Company entered into an agreement that effectively transitioned Joseph Davis' role within the Company from that of Chief Investment Officer to that of a non-employee consultant to the Company. For his consulting services, Mr. Davis was compensated $36,000 and $60,000 for the years ended December 31, 2019 and 2018, respectively. On June 26, 2019 his contract was amended to extend its term one year and reduce his scope of services and compensation to $1,000 per month. He also received Company-subsidized benefits coverage until June 26, 2019. At December 31, 2019, no fees were due to Mr. Davis for his consulting services. Additionally, the Company entered into a construction agreement effective September 7, 2017, with The Joseph and Terri Davis Family Trust Dated August 25, 1999 ("Davis Family Trust") of which Joseph Davis is a trustee. The agreement was a fee building contract pursuant to which the Company acted in the capacity of a general contractor to build a single family detached home on land owned by the Davis Family Trust. Construction of the home was completed during the 2019 first quarter. For its services, the Company received a contractor's fee of 3% of the cost of the construction work and improvements to be completed as outlined in the contract and the Davis Family Trust reimbursed the Company's field overhead costs. During the years ended December 31, 2019 and 2018, the Company billed the Davis Family Trust $0.5 million and $3.0 million, respectively, including reimbursable construction costs and the Company's contractor's fees which are included in fee building revenues in our consolidated statements of operations. Contractor's fees comprised $15,000 and $83,000 of the total billings for the years ended December 31, 2019 and 2018, respectively. The Company recorded $0.5 million and $2.9 million for the years ended December 31, 2019 and 2018, respectively, for the cost of this fee building revenue which is included in fee building cost of sales in our consolidated statements of operations. At December 31, 2019 and 2018, the Company was due $0 and $0.6 million, respectively, from the Davis Family Trust for construction draws, which are included in due from affiliates in the Company's consolidated balance sheet.

FMR LLC beneficially owned 10% of the Company's common stock during 2018, and an affiliate of FMR LLC ("Fidelity") provides investment management and record keeping services to the Company’s 401(k) Plan. For the year ended December 31, 2018, the Company paid Fidelity approximately $14,000 for 401(k) Plan record keeping and investment management services. The participants in the Company's 401(k) Plan paid Fidelity approximately $6,000 during 2018 for record keeping and investment management services.  For the year ended December 31, 2019, FMR LLC owned less than 10% of the Company's common stock. Based solely on that certain Schedule 13G/A filed on November 12, 2019, FMR LLC no longer owns any of our common stock.

OTHER MATTERS

Delinquent Section 16(a) Reports

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required, we believe that none of our executive officers, directors and greater than ten percent beneficial owners during the fiscal year ended December 31, 2019 were delinquent in complying with the filing requirements of Section 16(a).

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next Annual Meeting of stockholders. To be eligible for inclusion in the 2021 proxy statement, your proposal must be received by us no later than December 29, 2020 and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2021 Annual Meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us prior to the close of business at the principal executive offices of the Company, The New Home Company Inc., c/o Secretary, 85 Enterprise, Suite 450, Aliso Viejo, CA 92656, no earlier than December 29, 2020 and no later than January 28, 2021, unless our 2021 Annual Meeting is more than 30 days before or after the anniversary of our 2020 Annual Meeting, in which case the notice must be delivered not more than 120 days before, and no later than the 90th day prior to the 2021 Annual Meeting or, the 10th day following the day on which public disclosure of the date of the 2021 Annual Meeting was first made. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Secretary at 85 Enterprise, Suite 450, Aliso Viejo, CA 92656 to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to our bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

In accordance with the rules and regulations adopted by the SEC, we have elected to provide access to our proxy materials to our stockholders via the internet. Accordingly, a notice of internet availability of proxy materials has been mailed to our stockholders. Stockholders have the ability to access the proxy materials at www.proxyvote.com, or request that a printed set of the proxy materials be sent to them, by following the instructions set forth on the Notice mailed to them. Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy materials. This means that only one copy of our proxy materials or the Notice, as applicable, may have been sent to multiple stockholders in the same house. We will promptly deliver a separate Notice and, if requested, a separate proxy statement and annual report, to each stockholder that makes a request using the procedure set forth on the Notice. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications, or would like additional copies of materials, may contact the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-800-579-1639, or at sendmaterial@proxyvote.com.

Where You Can Find More Information

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. We make available free of charge on or through our Internet website, in the "Investors" section of our website at https://www.NWHM.com., our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC's Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2019 ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT 85 ENTERPRISE, SUITE 450, ALISO VIEJO, CA 92656, OR BY EMAIL AT INVESTORRELATIONS@NWHM.COM.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, references to our website in this proxy statement are not intended to function as hyperlinks and information on our website, other than our proxy statement, Annual Report, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

This proxy statement contains "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and accompanies this proxy statement and in our subsequent periodic reports on Form 10-Q and our current reports on Form 8-K.

Other Business

As of the date of this proxy statement, our Board knows of no other business that will be presented for consideration at the Annual Meeting. If other proper matters are presented at the Annual Meeting, however, it is the intention of the proxy holders named in the Company’s form of proxy to vote the proxies held by them in accordance with their best judgment.

By Order of our Board

Miek Harbur
Corporate Secretary

Aliso Viejo, CA

April 28, 2020

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E99240-P35970

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE NEW HOME COMPANY INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Paul C. Heeschen   02) H. Lawrence Webb

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2. Advisory vote to approve the compensation of The New Home Company Inc.'s named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 3:

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of the stockholder vote on the compensation of The New Home Company Inc.'s named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date